UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

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[    ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ x ] Definitive Proxy Statement

[    ] Definitive Additional Materials

[    ] Soliciting Material Under Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804-4827

March 8, 2012

Dear Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2012 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 24, 2012 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.

At the annual meeting, you will be asked to:

1.	Elect six Class 1 directors, each to serve a three-year term;

2.

Approve an amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan that permits our non-employee directors to receive grants and awards from the plan and authorizes an annual award of shares of our stock to these directors;

3.	Ratify the appointment of HORNE LLP as our independent registered public accountants for 2012; and

4.	Transact such other business as may properly come before the annual meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

On March 8, 2012, we posted on our Internet website, http://www.cfpproxy.com/5439, a copy of our 2012 proxy statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 (which serves as our annual report to shareholders), and we mailed these materials to our shareholders who are individuals and own our stock directly in their own name. Also on March 8, 2012, institutional shareholders who own our stock directly in their name were mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online.

Any shareholder who received paper copies of this year’s proxy statement, proxy card and annual report will continue to receive these materials by mail. The proxy statement contains instructions on how you can (1) receive a paper copy of these materials, if you only received a Notice by mail, or (2) elect to receive these materials over the Internet, if you received them by mail this year.

You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,

E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on April 24, 2012:

Renasant’s 2012 proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://www.cfpproxy.com/5439

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:30 p.m., Central time, on Tuesday, April 24, 2012

PLACE	Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1.	To elect six Class 1 directors who will each serve a three-year term expiring in 2015.

2.

To approve an amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan that permits our non-employee directors to receive grants and awards from the plan and authorizes an annual award of shares of our stock to these directors.

	3.	To ratify the appointment of HORNE LLP as our independent registered public accountants for 2012.

	4.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 24, 2012.

ANNUAL REPORT

If you have received a paper copy of the proxy statement and proxy card, our Annual Report on Form 10-K for the year ended December 31, 2011 (which serves as our annual report to shareholders), which is not part of the proxy solicitation material, is also enclosed. All of these documents are also accessible on our Internet website, http://www.cfpproxy.com/5439.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card; the Notice has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Tupelo, Mississippi

March 8, 2012

RENASANT CORPORATION

PROXY STATEMENT

ii

RENASANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 24, 2012

We are furnishing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 24, 2012 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, as well as in connection with any adjournments or postponements of the meeting. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us,” or the “Company,” and Renasant Bank is referred to as the “Bank.”

As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 (which serves as our annual report to shareholders) available to our shareholders electronically via the Internet. On March 8, 2012, we posted these materials on our Internet website, http://www.cfpproxy.com/5439. On the same date, we mailed to our institutional shareholders who own our stock in their name a notice containing instructions on how to access our proxy materials and vote online (referred to as the “Notice”). We also mailed this proxy statement, our proxy card and Annual Report on Form 10-K for the year ended December 31, 2011 to our shareholders who are individuals and own our stock in their own name on the same date.

The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also explains how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you received a paper copy of the proxy card and other proxy materials and would like to receive these materials over the Internet in the future, you should follow the instructions on the proxy card for requesting electronic delivery of our proxy materials.

VOTING YOUR SHARES

Who is soliciting proxies from the shareholders?

Our board of directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.

What will be voted on at the annual meeting?

Our shareholders will vote on three proposals at the annual meeting:

1.	The election of six Class 1 directors, who are to serve until the expiration of their respective three-year terms or until their successors are elected and qualified;

2.

The approval of an amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan that permits our non-employee directors to receive grants and awards from the plan and authorizes an annual award of shares of our stock to these directors; and

3.	The ratification of the appointment of HORNE LLP as our independent registered public accountants for 2012.

Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.

Who bears the cost of proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to Registrar and Transfer Company to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. Our directors, officers and employees do not receive separate compensation for these services. We will also, in accordance with SEC regulations, reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?

Our board of directors has fixed the close of business on Friday, February 24, 2012, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 24, 2012, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 75,000,000 shares authorized, of which 25,066,068 shares were outstanding.

You can vote either in person at the annual meeting (if you, rather than your broker, are the record holder of our stock) or by proxy, whether or not you attend the annual meeting. You may vote your shares by proxy via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the proxy card, and instructions regarding voting on the Internet are contained on the Notice.

If you would like to attend the annual meeting in person and need driving directions, please contact our Director of Investor Relations by e-mail to MWaycaster@renasant.com or by phone at (662) 680-1215.

How many votes must be present to hold the annual meeting?

A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held.

What is the required vote on each proposal?

Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes.

For all other proposals, the affirmative vote of a majority of the votes cast at the annual meeting is required for the approval or ratification, as the case may be, of the proposal.

How will the proxy be voted, and how are votes counted?

If you vote by proxy (either by properly completing and returning a paper proxy card or voting by telephone or on the Internet), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy, T. Michael Glenn and Jack C. Johnson as Class 1 directors.

2.	“FOR” the approval of an amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan described herein.

3.	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2012.

If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but neither the election of directors nor any of the other proposals to be voted on at the annual meeting is considered a routine matter.

Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

How are shares in our 401(k) and employee stock ownership plans voted?

If you are an employee of Renasant or the Bank and participate in our 401(k) plan or our employee stock ownership plan, or our “ESOP,” you can vote the number of shares of common stock equal to your units in the Renasant stock fund maintained in the 401(k) plan and the number of shares allocated to you under the ESOP, each determined as of the close of business on February 24, 2012. On that date, our 401(k) plan held an aggregate of 679,420 shares, or 2.71%, of our common stock, and our ESOP held an aggregate of 300,641shares, or 1.20%, of our common stock.

The Bank is the trustee of both plans and acts as the proxy. In that capacity, the Bank votes your shares. If you do not timely furnish voting instructions, the trustee will vote your shares or units in a manner that mirrors how the shares or units for which it receives instructions have been voted.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted, including a proxy you have granted for shares or units held for your benefit in our 401(k) plan or ESOP. You revoke your proxy (1) by giving written notice to our Secretary before the annual meeting, (2) by granting a subsequent proxy either by telephone or on the Internet or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

As of March 8, 2012, we had approximately 7,000 shareholders of record. The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2012, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of March 8, 2012, which was 25,066,068 shares.

Name and Address	Number of Shares Beneficially Owned	Percent Of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,458,923(1)	5.82%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,575,741(2)	6.29%

Heartland Advisors, Inc. and William J. Nasgovitz 789 North Water Street Milwaukee, Wisconsin 53202	1,687,690(3)	6.73%

(1)

The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 8, 2012 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2011. BlackRock has sole voting and sole dispositive power with respect to all 1,458,923 shares of our common stock covered by the Schedule 13G. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. No one person’s interest in our common stock is more than 5% of our total outstanding common shares.

(2)

The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 3) filed with the SEC on February 14, 2012 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2011. Of the 1,575,741 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 1,531,436 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

(3)

The amount shown in the table and the following information are based on a Schedule 13G jointly filed with the SEC on February 10, 2012 by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz reporting beneficial ownership as of December 31, 2011. Heartland and Mr. Nasgovitz share voting and dispositive power over all 1,687,690 shares of our common stock covered by the Schedule 13G. Heartland is a registered investment adviser, and Mr. Nasgovitz is the president and a control person of Heartland. The various accounts managed by Heartland are the owners of the shares covered by the Schedule 13G; Heartland Group, Inc., a registered investment company, owns 1,650,000 shares, or 6.58%, of our common stock. Mr. Nasgovitz disclaims beneficial ownership of the shares of our common stock covered by the Schedule 13G.

How much stock is beneficially owned by our directors and executive officers?

The following table includes information about the common stock owned by our directors, nominees and executive officers, as of March 8, 2012, including their name, position and the number of shares beneficially owned. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serve as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:
William M. Beasley	50,073		—	12,108	(1)	62,181	*
George H. Booth, II	22,888		—	—		22,888	*
Frank B. Brooks	34,390		—	—		34,390	*
John M. Creekmore	10,503		—	—		10,503	*
Albert J. Dale, III	61,758		—	—		61,758	*
Jill V. Deer	2,600		—	—		2,600	*
Marshall H. Dickerson	5,466	(2)	—	—		5,466	*
John T. Foy	26,056		—	—		26,056	*
T. Michael Glenn	5,710		—	—		5,710	*
Richard L. Heyer, Jr.	14,015		—	5,928	(3)	19,943	*
Neal A. Holland, Jr.	57,298		—	160,697	(4)	217,995	*
Jack C. Johnson	32,137		—	8,732	(5)	40,869	*
J. Niles McNeel	47,442		—	2,912	(6)	50,354	*
Theodore S. Moll	26,003		—	3,150	(7)	29,153	*
Michael D. Shmerling	139,834	(8)	—	1,519	(8)	141,353	*

Named Executive Officers:
E. Robinson McGraw	96,651	(9)	182,500	—		279,151	1.11%
Stuart R. Johnson	43,245	(10)	61,125	—		104,370	*
Kevin D. Chapman	9,351	(11)	16,834	—		26,185	*
C. Mitchell Waycaster	23,132	(12)	61,125	—		84,257	*
R. Rick Hart	48,588	(13)	62,576	—		111,164	*
Michael D. Ross	12,837	(14)	23,333	—		36,170	*

Other Executive Officers	119,220		289,875	3,355		412,450	1.65%
All directors, nominees and executive officers as a group (28 persons total)	889,197		697,368	198,401		1,784,966	7.12%

*	Less than 1% of the outstanding common stock, based on 25,066,068 shares of our common stock issued and outstanding as of March 8, 2012.
(1)	Consists of 12,108 shares held by Mr. Beasley’s spouse.
(2)	Of the 5,466 shares owned by Mr. Dickerson, 4,885 shares are pledged as collateral for a loan.
(3)	Consists of 2,669 shares held by Dr. Heyer’s spouse, 498 held in his children’s name of which he serves as custodian and 2,761 shares held in a trust account for his children.
(4)

Consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, and 152,146 shares held by a family limited partnership, Holland Holdings, LP. Of the 160,697 shares listed, 49,918 shares are pledged as collateral for a loan.

(5)	Consists of 8,732 shares held by Mr. Johnson’s spouse.
(6)	Consists of 2,912 shares held by Mr. McNeel’s spouse.

(7)	Consists of 3,150 shares held by Mr. Moll’s children, for which Mr. Moll serves as custodian.
(8)	The 139,834 shares listed as directly owned are pledged as collateral for a loan. Mr. Shmerling’s other ownership consists of 1,519 shares held by his children.
(9)

Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 26,578 shares that are allocated to his accounts under our 401(k) plan and ESOP, over which Mr. McGraw has voting power, 7,500 shares representing an award of time-based restricted stock and 7,500 shares representing a target award of performance-based restricted stock under our 2011 Long-Term Incentive Compensation Plan, or the 2011 LTIP. Of the shares directly owned by Mr. McGraw, 17,483 shares are pledged as collateral for a loan.

(10)

Direct ownership includes an aggregate of 36,978 shares allocated to Mr. Johnson’s accounts under our 401(k) plan and ESOP, over which he has voting power, and 2,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

(11)

Direct ownership includes an aggregate of 4,897 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, and 2,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

(12)

Includes an aggregate of 13,373 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan and ESOP, over which he has voting power, and 4,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP. Of the directly shares owned by Mr. Waycaster, 3,399 shares are pledged as collateral for a loan.

(13)

Mr. Hart is also a member of our board of directors. Direct ownership includes an aggregate of 634 shares that are allocated to his account under our 401(k) plan, over which Mr. Hart has voting power, and 4,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP. Of the shares listed as directly owned by Mr. Hart, 26,935 shares are pledged as collateral for a loan.

(14)	Includes 4,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

The performance-based restricted stock awards under the 2011 LTIP described in notes 9-14 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending adjustment at the end of the annual performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based upon the Company’s 2012 performance. Mr. McGraw also possesses voting and dividend rights with respect to the award of time-based restricted stock described in note 9.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2011 and Forms 5 and amendments thereto furnished to us with respect to 2011, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2011 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section  16(a).

BOARD OF DIRECTORS

How many directors serve on the board, and who are the current directors?

Effective as of the annual meeting, a total of 17 directors serve on our board. There are three classes of directors. Assuming that all of our nominees for director are elected, after the annual meeting there will be six directors in Class 1, five directors in Class 2 and six directors in Class 3. The current term of office for our Class 1 directors expires at the 2012 annual meeting, while the current term of office for our Class 2 directors expires at the 2013 annual meeting and the current term of office for our Class 3 directors expires at the 2014 annual meeting.

The following lists each director currently serving on our board and includes a brief discussion of the experience, qualifications and skills that led us to conclude that such individual should be and remain a member of our board.

We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed under the question “Who serves on the nominating and governance committee, and what are its responsibilities?” below (except that Mr. McGraw and Mr. Hart are not independent under the Nasdaq Marketplace Rules). We have attempted below to highlight certain notable experience, qualifications and skills for each director, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses.

Name	Age	Class	Background, Qualifications and Skills

George H. Booth, II Director since 1994	57	1

Background: Mr. Booth is co-owner of Tupelo Hardware Company, a closely-held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth has served as president of Tupelo Hardware Company since 2000.

Experience/Qualifications/Skills: Mr. Booth brings a borrower’s and depositor’s perspective to the board. He also provides insight on whether our products and services are responsive to the needs of small business owners.

Frank B. Brooks Director since 1989	68	1

Background: Mr. Brooks has been a cotton farmer since 1959 and has served as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.

Experience/Qualifications/Skills: Mr. Brooks has served as Audit Committee Chairman for two other organizations. We use his leadership and knowledge to ensure appropriate oversight of our financial reporting and operational risks. In addition, Mr. Brooks’ experience running businesses servicing other farmers provides insight on the needs of small business owners and on our agricultural lending operations.

Albert J. Dale, III Director since 2007	61	1

Background: Mr. Dale has served as president of Dale, Inc., since 1985. Dale, Inc., a company located in Nashville, Tennessee, is a specialty contractor and an authorized distributor of custom building products. He was appointed as a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July, 2007.

Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the Board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our targeted growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

John T. Foy Director since 2004	64	1

Background: Mr. Foy is retired. From February, 2004 until February, 2008 he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries are engaged in the manufacture of upholstered and wooden furniture.

Experience/Qualifications/Skills: Furniture manufacturing represents a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., a publicly-traded company, provides him with insights on corporate governance.

Name	Age	Class	Background, Qualifications and Skills

T. Michael Glenn Director since 2008	56	1

Background: Mr. Glenn has been the executive vice president of market development and corporate communications for FedEx Corporation since 1998. He also serves as president and chief executive officer of FedEx Services, a subsidiary of FedEx Corporation. From June, 1994 to January, 1998, he served as senior vice president, marketing and corporate communications, for FedEx. Mr. Glenn is also a director of Pentair, Inc.

Experience/Qualifications/Skills: Mr. Glenn’s position at FedEx, a Fortune 100 company, centers around growing a company within its markets. We take advantage of Mr. Glenn’s knowledge on this subject whenever we evaluate growth opportunities. As a director of Pentair, Inc., a publicly-traded company, Mr. Glenn has experience in the area of corporate governance that is an asset to us.

Jack C. Johnson Director since 2004	69	1

Background: Mr. Johnson has served as president of Germantown Home Builders, Inc., located in Germantown, Tennessee, since 1974. Since March, 2001, he has also served as the chief manager of Colonnade, LLC, a company engaged in the leasing of storage and office space in Memphis, Tennessee, and he has been the managing member of Germantown Storage, LLC since May, 2009. Mr. Johnson was appointed as a director of the Company upon the completion of our acquisition of Renasant Bancshares, Inc. in 2004.

Experience/Qualifications/Skills: The Memphis metropolitan area is another one of our key growth markets, and Mr. Johnson’s knowledge of this area helps us develop the appropriate strategy to expand our operations in Memphis. In addition, Mr. Johnson’s business background is in commercial real estate. He gives the board an insight on trends in the commercial real estate markets shaped by years of experience.

John M. Creekmore Director since 1997	56	2

Background: Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.

Experience/Qualifications/Skills: As a lawyer, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. He also provides us with insights regarding the legal implications of our plans and strategies. Finally, Mr. Creekmore lives and works in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Jill V. Deer Director since 2010	49	2

Background: Since 2001, Ms. Deer has served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.

Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience gives the Board an additional resource in understanding the risks and trends associated with commercial and residential real estate.

Name	Age	Class	Background, Qualifications and Skills

Neal A. Holland, Jr. Director since 2005	55	2

Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and owner and president of Cedar Ridge Golf Course, Inc. Mr. Holland was appointed as a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation, or Heritage, in 2005.

Experience/Qualifications/Skills: Mr. Holland has given us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

E. Robinson McGraw Director since 2000	65	2

Background: Mr. McGraw has served as our and the Bank’s President and Chief Executive Officer since 2000. Since June, 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.

Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provides the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Theodore S. Moll Director since 2002	69	2

Background: Mr. Moll has been with MTD Products, a company primarily engaged in the production of outdoor power equipment, since 1965. Mr. Moll presently serves as chairman of its board of directors.

Experience/Qualifications/Skills: In his professional experience, Mr. Moll has garnered a deep understanding of the financial and accounting aspects of large organizations, and he provides us with an understanding of the impact of financial and accounting issues on our proposed strategies. He also helps guide the board regarding the oversight of large, multifaceted entities like Renasant. Mr. Moll also serves as our audit committee financial expert.

William M. Beasley Director since 1989	60	3

Background: Mr. Beasley has engaged in the practice of law as a partner of the law firm of Phelps Dunbar LLP since 1999 and has practiced law since 1975.

Experience/Qualifications/Skills: Like Mr. Creekmore, Mr. Beasley brings a legal perspective to our operations. His analysis of the legal implications of our strategies is important to our mitigation of legal risk. In addition, Mr. Beasley invests and holds real estate in our Mississippi markets. His experience with these real estate investments provides the board with insight on the trends and risks associated with residential and commercial real estate within all of our markets.

Name	Age	Class	Background, Qualifications and Skills

Marshall H. Dickerson Director since 1996	62	3

Background: Mr. Dickerson is the retired owner and manager of Dickerson Furniture Company, a company primarily engaged in retail home furnishings sales, since 1978.

Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

R. Rick Hart Director since 2007	63	3

Background: Mr. Hart has served as an Executive Vice President of the Company and President of the Northern Division of the Bank since October, 2011. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July, 2007 until October, 2011. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed as a director of the Company upon the completion of our acquisition of Capital in July, 2007.

Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market. Along with Mr. McGraw, Mr. Hart serves as a liaison between the board and our employees, keeping the board abreast of employee concerns and morale.

Richard L. Heyer, Jr. Director since 2002	55	3

Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer has served as President of TAG Billing, LLC, a billing service provider in the medical industry.

Experience/Qualifications/Skills: As the sole physician on our board, Dr. Heyer brings a different perspective to the challenges that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is also a business owner and adds this perspective to board discussions.

J. Niles McNeel Director since 1999	65	3

Background: Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.

Experience/Qualifications/Skills: Mr. McNeel’s practice is based in Louisville, Mississippi, giving him insight into the issues facing our customers in our smaller markets. As an attorney, Mr. McNeel also brings a legal perspective to the board’s deliberations and analysis.

Name	Age	Class	Background, Qualifications and Skills
Michael D. Shmerling Director since 2007	56	3

Background: Mr. Shmerling has served as chairman of Choice Food Group, a manufacturer and distributor of food products, since July, 2007. Mr. Shmerling served as a senior advisor to Kroll, Inc., a risk consulting company, from August, 2005 to June, 2007 and an executive vice president of Kroll, Inc. from August, 2000 to June, 2005. Effective as of May, 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed as a director of the Company upon the completion of our acquisition of Capital Bank in July, 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.

Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 34 year professional history as a licensed CPA (inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

Are the directors independent?

Our board has determined that each of William M. Beasley, George H. Booth, II, Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Marshall H. Dickerson, John T. Foy, T. Michael Glenn, Richard L. Heyer, Jr., Neal A. Holland, Jr., Jack C. Johnson, J. Niles McNeel, Theodore S. Moll and Michael D. Shmerling is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Finally, J. Larry Young, who retired from the board as of the 2011 Annual Meeting of Shareholders, was an “independent director”.

The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In addition to the relationships listed below under the questions “Are directors and officers indebted to the Bank?” and “Are there any other related party transactions?” the board considered the following relationships:

•

We and the Bank employ Phelps Dunbar LLP, a law firm of which William M. Beasley is a partner, to provide advice in various legal areas, including employee benefits and general corporate and securities law.

•	The Bank employs McNeel and Ballard, a law firm of which J. Niles McNeel is a partner, as local counsel for its community bank at Louisville, Mississippi.

The board determined that none of these relationships affects the status of the relevant director as an “independent director.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.

What is the board’s leadership structure, and why have we selected this structure?

E. Robinson McGraw, our chief executive officer, serves as chairman of the board of the Company and the Bank, while John M. Creekmore serves as “lead director” on our board of directors. The members of the board who meet the definition of “independent director” under the Nasdaq Marketplace Rules select our lead director, except that no lead director is required to be selected if the chairman of the board qualifies as an “independent director.” The lead director’s responsibilities are explained below.

We have chosen a board leadership structure with Mr. McGraw serving as our chairman because we believe this structure results in a single voice speaking for the Company and presents a unified and clear chain of command. Also, the chairman of the board is expected to manage the board in performing its duties and lead board discussion. As our and the Bank’s President and Chief Executive Officer, Mr. McGraw is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we and the Bank face. Thus, the individual with the most knowledge about us and the Bank and our respective operations is responsible for leading the board’s discussions. The board retains the authority to separate the positions of chairman and chief executive officer if it finds that the board’s responsibilities can be better fulfilled with a different structure.

We also have a lead director. The lead director serves as an independent counterbalance to the chairman, ensuring that all of our directors’ concerns are addressed and otherwise facilitating robust discussions among the entire board (which, as noted above, is comprised almost entirely of “independent directors”). In terms of board leadership, we view the lead director as essentially a co-equal with the chairman of the board. Mr. Creekmore has been a director for 15 years, which predates Mr. McGraw’s service on the board, which we believe adds to the lead director’s independent voice on the board. Also, at each meeting, if he deems it necessary, the lead director may call the board into executive session (that is, a meeting of only those directors who are “independent directors” under the Nasdaq Marketplace Rules) to discuss matters outside the presence of the chairman and other non-independent directors.

Article III, Section 8, of our Restated Bylaws (our “Bylaws”) sets forth a complete description of the lead director’s responsibilities; in general, the lead director is responsible for:

•	With Mr. McGraw, scheduling and setting the agenda for board meetings;
•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•	Determining the appropriate materials to be sent to directors for all meetings;
•	Acting as a liaison between the board and Mr. McGraw and our other executive officers;
•	Assisting the compensation committee in evaluating Mr. McGraw’s performance;
•	Assisting the nominating and governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•	Overseeing the board’s communications with our shareholders.

In addition to these specific duties, we expect the lead director to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance. The lead director is also a member of the executive committee of the board.

What is the board’s role in risk oversight?

Although our full board of directors is ultimately responsible for the oversight of our risk management processes, the board is assisted in this task by a number of its committees and committees of the Bank’s board of directors. These committees are primarily responsible for considering and overseeing the risks within their particular area of concern. For example, our audit committee focuses on financial reporting and operational risk. As provided in its charter, the audit committee meets regularly with management, our independent registered public accountants and our internal auditors, to discuss the integrity of our financial reporting processes and internal controls as well as the steps that have been taken to monitor and control risks related to such matters. Our Bank’s loan committee is primarily responsible for credit and other risks arising in connection with our lending activities. The Bank’s investment committee monitors our interest rate risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on net interest income and capital. Finally, our compensation committee, whose duties are described in more detail below, evaluates the risks that our executive compensation programs may generate.

Each committee meets regularly with management to ensure that management has properly identified all of the risks within such committee’s areas of responsibility and is adequately monitoring, and where necessary taking appropriate action to mitigate, the applicable risks. At each board meeting, the committee chairman provides a report to the full board of directors on issues related to such committee’s risk oversight duties. To the extent that any risks reported to the full board need to be discussed outside the presence of management, the board will call an executive session to discuss these issues.

We believe the board’s approach to fulfilling its risk oversight responsibilities complements its leadership structure. In his capacity as chairman of the board, Mr. McGraw is able to ensure board committees are addressing their risk oversight duties in a comprehensive and timely manner. Since he is also our chief executive officer, Mr. McGraw is able to assist these committees in fulfilling their duties by (1) ensuring that our management team provides these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various board committees to mitigate risk. At the same time, Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees.

How are directors compensated?

The compensation committee recommends the compensation for our non-employee directors; our full board of directors approves or modifies the recommendation. During 2011, each non-employee director received an annual cash retainer in the amount of $22,500, paid in equal monthly installments. The lead director received an additional $6,500, paid in a single lump-sum payment. The chairman of the audit committee was paid $1,000, while the other members of the audit committee were paid $500, for each audit committee meeting attended in 2011. Except for audit committee meetings, our non-employee directors were paid $350 for each committee meeting they attended. We also pay our directors fees for service on our state bank boards. Each of our non-employee directors who served on one of our state bank boards was paid a cash retainer of $3,000, paid in equal monthly installments, and a $200 fee for attendance at state bank board committee meetings.

Directors who are also our employees receive no additional compensation for their service as directors, but they are reimbursed for any direct expenses incurred to attend our meetings.

During 2011, the Bank maintained two types of deferred compensation plans in which our non-employee directors were eligible to participate. Under one plan, the Deferred Stock Unit Plan, or the “DSU Plan,” deferred retainer and fees are deemed invested in units representing shares of our common stock and are credited with dividend equivalent units as and when we pay dividends. Units are allocated to each participant’s account based on a quarterly average market price. Under the other plan, the Directors’ Deferred Fee Plan, or the “Deferred Fee Plan,” deferred retainer and fees are notionally invested in accordance with the instructions of each participating director. Investment alternatives offered under the Deferred Fee Plan include the Moody’s Average Corporate Bond Rate, or the Moody’s Rate, which was a weighted average interest rate of 5.31% in 2011, as well as a limited number of publicly-traded mutual funds, all of which funds are also investment alternatives under our 401(k) plan. For both the DSU Plan and the Deferred Fee Plan, deferral elections are made annually, before the beginning of each fiscal year, and all of the director’s compensation is available for deferral. Amounts held under either plan are payable when a director ceases to serve as a member of the board or attains a specified age. Under the DSU Plan, deferred amounts are paid in the form of shares of our common stock; under the Deferred Fee Plan, deferred amounts are paid in cash.

Our directors may elect coverage under the Bank’s group medical and dental plans for themselves and their eligible dependents. Directors pay for coverage at the premium rates charged, from time to time, to active employees of the Company and the Bank. The Bank also provides term life and accidental death and dismemberment insurance to our directors, each with a face amount equal to $10,000.

The following table summarizes the compensation paid to our non-employee directors during the 2011 fiscal year:

	$000000000	$000000000	$000000000	$000000000
Director Compensation for 2011
Name	Fees Earned or Paid in Cash(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

William M. Beasley	$27,400	$855	$8,315	$36,570
George H. Booth, II	33,000	2,685	4,006	39,691
Frank B. Brooks	40,800	3,040	6,502	50,342
John M. Creekmore	34,883	2,372	25	37,280
Albert J. Dale, III	38,800	4,981	5,291	49,072
Jill V. Deer	34,500	—	25	34,525
Marshall H. Dickerson	40,750	3,327	11,939	56,016
John T. Foy	42,850	—	6,502	49,352
T. Michael Glenn	29,000	257	25	29,282
Richard L. Heyer, Jr.	26,000	1,667	25	27,692
Neal A. Holland, Jr.	44,975	—	25	45,000
Jack C. Johnson	37,400	305	6,502	44,207
J. Niles McNeel	27,050	—	6,502	33,552
Theodore S. Moll	35,200	—	25	35,225
Michael D. Shmerling	34,900	—	11,394	46,294
J. Larry Young(4)	15,167	6,431	2,167	23,765

(1)	Includes amounts voluntarily deferred to either the DSU Plan or the Deferred Fee Plan.
(2)

Includes above-market earnings on retainer and fees deferred under the Deferred Fee Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service.

(3)

Includes (a) the portion of medical and dental plan premiums paid by us for directors electing such coverage and (b) term life and accidental death and dismemberment premiums in the amount of $25 for each director.

(4)	Mr. Young retired from the board effective as of the 2011 annual meeting.

Our board modified the compensation structure for our non-employee directors for compensation paid after the April 2012 meeting. The annual cash retainer paid to each non-employee director in monthly installments has been reduced to $15,000; these directors also will receive an annual award of time-based restricted stock with a value of $10,000 if our shareholders approve the amendment to the 2011 LTIP to be voted on at our annual meeting (if the amendment to the 2011 LTIP is not approved by the shareholders, the annual cash retainer will be increased from $15,000 to $25,000). The annual additional retainer paid to our Lead Director has been increased to $7,500. All non-employee directors will receive $500 for each committee meeting attended. The chairman of the audit committee will receive an annual retainer in the amount of $6,000, payable in equal monthly installments; the chairmen of the compensation committee, the nominating and governance committee, the executive committee and the loan committee will receive an annual retain in the amount of $3,000, payable in equal monthly installments. All other committee chairmen will receive an additional $250 for each committee meeting they attend. We expect to pay director fees for service on our state bank boards in 2012 similar to what was paid in 2011.

How many meetings did the board hold during 2011?

Our board held six meetings during 2011. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The Bank’s board met six times during 2011. The members of the board who are “independent directors” under Nasdaq Rule 5605(a)(2) met in executive session six times during 2011.

We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2011 annual meeting. We expect our entire board to attend this year’s annual meeting.

What committees has the board established?

The board of directors of the Company has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of the audit committee and the nominating and governance committee are described below. The composition and responsibilities of the compensation committee are described in the “Executive Compensation—Compensation Discussion and Analysis” section below under the question “Who is responsible for determining executive compensation?”

Who serves on the audit committee, and what are its responsibilities?

Frank B. Brooks, Jill V. Deer, Marshall H. Dickerson, John T. Foy, Theodore S. Moll and Michael D. Shmerling are the members of the audit committee. The board has determined that each member of the audit committee (1) is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, (2) meets the criteria for independence in Rule 10A-3 of the Exchange Act and (3) satisfies the other requirements for audit committee membership under the Nasdaq Marketplace Rules. The board has determined that Theodore S. Moll qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the “financial sophistication” requirements under Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. During 2011, the audit committee held 17 meetings.

The audit committee has adopted a written charter, a copy of which is available at www.renasant.com, by clicking on “Corporate Overview,” and then “Governance Documents,” and then “Audit Committee Charter.”

The audit committee reviews our financial reporting process on behalf of the board of directors. The audit committee’s duties and responsibilities include the following:

•	Appointing, compensating and overseeing our independent registered public accountants;
•	Monitoring the integrity of our financial reporting process and system of internal controls;
•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;
•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•	Providing an avenue of communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and
•

Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Who serves on the nominating and governance committee, and what are its responsibilities?

The nominating and governance committee interviews, evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. The members of the nominating and governance committee are John M. Creekmore, Marshall H. Dickerson, T. Michael Glenn, Neal A. Holland, Jr., Theodore S. Moll and Michael D. Shmerling. Each of the current members of the nominating and governance committee is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. During 2011, the nominating and governance committee held three meetings.

The nominating and governance committee has adopted a written charter, a copy of which is available at www.renasant.com, by clicking on “Corporate Overview,” and then “Governance Documents,” and then “Nominating and Governance Committee Charter.”

The nominating and governance committee evaluates potential new directors based upon the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a publicly-traded company like us in the prevailing business environment. The committee uses the same criteria to assess all candidates for director, whether proposed by the committee itself, by a shareholder or otherwise. In addition to the eligibility requirements in our Bylaws, the criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 5605(a)(2) of the Nasdaq Marketplace Rules and SEC rules and regulations;
•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;
•	Familiarity with and participation in the local communities in which we do business;
•	Prominence and reputation in his or her profession;
•	Record of honest and ethical conduct, personal integrity and independent judgment;
•	Ability to represent the interests of our shareholders; and
•	Ability to devote time to the board of directors and to enhance their knowledge of our industry.

Neither the board nor the nominating and governance committee has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board. However, the nominating and governance committee believes that board membership should reflect diversity in its broadest sense, and so it does consider a candidate’s experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board. Whenever the nominating and governance committee evaluates a potential candidate, the committee considers that individual in the context of the composition of the board as a whole.

Usually, nominees for election to the board are proposed by the current members of the board. The nominating and governance committee also considers candidates that shareholders and others recommend. Shareholder recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827. Your recommendations must be submitted to us no earlier than December 26, 2012, and no later than January 24, 2013, for consideration as a possible nominee for election to the board at our 2013 annual meeting.

The specific requirements of our advance notice and eligibility provisions, which apply to shareholder recommendations of candidates for director, are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholders’ notice must include the following information as to each nominee:

•	The reason for making the nomination;
•

All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) was the registrant;

•

All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholders’ notice must also set forth the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder, and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by such shareholder. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.

How does the board respond to shareholder questions?

The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate shareholder communications with the board.

Shareholders can send communications to the board by contacting our Director of Investor Relations in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827; Attention: Director of Investor Relations;
•	By e-mail to MWaycaster@renasant.com; or
•	By phone at (662) 680-1215.

If you request information or ask questions that can more efficiently be addressed by management, our Director of Investor Relations will respond to your questions instead of the board. The Director of Investor Relations will forward to the audit committee any communication concerning employee fraud or accounting matters and will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.

Are directors and officers indebted to the Bank?

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. In the opinion of the board of directors, these transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Are there any other related party transactions?

The Bank employs the son of R. Rick Hart, who is an executive vice president, a member of our board of directors and the president of the Northern Division of the Bank, as a vice president. Mr. Hart’s son was an employee of Capital prior to the merger and continues to work in the same capacity at a branch located in Nashville, Tennessee. His salary is consistent with the salary paid to similarly-situated employees of the Bank.

What are our policies and procedures for the review, approval and ratification of related party transactions?

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Under our code of ethics, our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Overview,” and then “Governance Documents,” and then “Code of Ethics.”

The entire board of directors is responsible for reviewing and approving or ratifying all material transactions between us and our subsidiaries with any related party. To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their immediate family members have an interest. When the board reviews, approves or ratifies related party transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related parties include any of our directors or executive officers, their immediate family members and businesses with which they are associated. The types of transactions that must be reviewed and approved include extensions of credit and other business relationships.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee. Other than our Code of Ethics, our related party transaction policy is not in writing.

Are there any legal proceedings involving a director or executive officer and Renasant or the Bank?

We are not aware of any current legal proceedings involving any of our directors or executive officers and either the Bank or us.

EXECUTIVE OFFICERS

Who are our executive officers?

The names, ages, positions and business experience of our principal executive officers, except for Mr. McGraw and Mr. Hart, are listed below. Because they are also members of our board, information about Mr. McGraw and Mr. Hart appeared previously under the heading “Board of Directors.” All of our executive officers are appointed annually by the board of directors and serve at the discretion of the board except for Mr. McGraw and Mr. Hart, each of whom is party to an employment agreement.

Name	Age	Position

Kevin D. Chapman	36

Our Executive Vice President since January, 2011 and, with Mr. Johnson, Chief Financial Officer since October, 2011. Mr. Chapman served as Corporate Controller since May, 2006 until October, 2011. He has served as Senior Executive Vice President of the Bank since January, 2011 and Chief Financial Officer since October, 2011. Mr. Chapman served as Chief Strategy Officer of the Bank from January, 2011 until October, 2011. He was a Senior Vice President of the Bank from January, 2005 until July 2006, at which time he became an Executive Vice President and the Bank’s Chief Accounting Officer.

J. Scott Cochran	48

Our Executive Vice President since April, 2007 and President of the Western Division of the Bank since October, 2011. Mr. Cochran served as President of the Mississippi Division of the Bank from April, 2007 to October, 2011; he served as Administrative Officer of the Bank’s Corporate Banking Division from March, 2005 to April, 2007. Prior to March, 2005, he served as Senior Commercial Lending Officer.

Stephen M. Corban	56

Our Executive Vice President and General Counsel since July, 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July, 2003. Mr. Corban was a partner in the law firm Mitchell, Voge, Corban, and Hendrix LLP, from 1998 until June, 2003.

James W. Gray	55

Our Executive Vice President since February, 2003; he has also served as Senior Executive Vice President of the Bank since April, 1996. Mr. Gray has served as Chief Revenue Officer since October, 2011. He served as Chief Information Officer of the Bank from March, 2006 to October, 2011 and was Strategic Planning Director from January, 2001 until March, 2006. Prior to January, 2001 he served as Chief Operations Officer.

Stuart R. Johnson	58

Our Executive Vice President since February, 2003 and, with Mr. Chapman, Chief Financial Officer since April, 1996. Mr. Johnson has served as Senior Executive Vice President, Chief Financial Officer, and Cashier of the Bank since April, 1996.

Harold H. Livingston	63

Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Officer of the Bank since January, 2002. Mr. Livingston served as Senior Vice President of the Bank from 1983 until January, 2002.

Michael D. Ross	47

Our Executive Vice President since September, 2007 and President of the Eastern Division of the Bank since October, 2011. From September, 2007 until October, 2011 he served as President of the Alabama Division of the Bank. Prior to joining us, Mr. Ross was executive vice president for Commercial Banking and Sales for Regions Bank in Birmingham, Alabama. Prior to his service at Regions, Mr. Ross was with SouthTrust Corporation of Birmingham, Alabama in various leadership positions for over 15 years.

Claude H. Springfield, III	64

Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Policy Officer of the Bank since October, 2000. Mr. Springfield served as Executive Vice President of the Bank from 1993 until September, 2000.

Name	Age	Position
C. Mitchell Waycaster	53

Our Executive Vice President since April, 2005, and the Senior Executive Vice President and Chief Administrative Officer of the Bank since April, 2007. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January, 2005 to April, 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December, 2004.

W. Mark Williams	49

Our Executive Vice President since July, 2010; he has also served as Senior Executive Vice President and Chief Information Officer of the Bank since October, 2011. Mr. Williams served as President of the Georgia Division of the Bank from July, 2010 to October, 2011; he served as Director of Credit Administration from March, 2008 to July, 2010. From March, 2002 until March, 2008, Mr. Williams served as the Bank’s Community Bank Performance Lending Support Office.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, describes the Company’s compensation program for our named executive officers, or NEOs. Generally speaking, under applicable SEC rules each person who served as our principal executive officer and our principal financial officer during 2011, plus our three most highly-compensated executives for 2011 other than our principal executive and principal financial officers, are our NEOs. Our NEOs for 2011 are Mr. McGraw, Mr. Johnson, Mr. Chapman, Mr. Hart, Mr. Waycaster and Mr. Ross.

As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive compensation program, including making recommendations to the board about the compensation of our named executive officers. Except as may be limited by applicable law, stock exchange rules and its charter, the compensation committee may delegate its authority to the extent it deems necessary or appropriate. Responsibility for the ministerial or day-to-day administration of our executive compensation program has been delegated to officers of the Bank.

Who is responsible for determining executive compensation?

The compensation committee recommends to our full board the amount and type of compensation for our NEOs and our directors. The compensation committee consists of Frank B. Brooks, John M. Creekmore, T. Michael Glenn, Neal A. Holland, Jr., J. Niles McNeel and Albert J. Dale, III, who is the chairman. Each member of the compensation committee is an “independent director” under the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The committee met a total of five times during 2011.

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities, a copy of which is available at www.renasant.com, by clicking on “Corporate Overview,” and then “Governance Documents,” and then “Compensation Committee Charter.” The committee periodically reviews the charter and makes appropriate revisions.

The compensation committee usually determines its recommendations for our NEOs’ compensation for the year at its January meeting. At this meeting, the committee evaluates the performance of our NEOs during the past year and recommends base salaries and individual grants of stock options and awards of restricted stock for the upcoming year, including any performance objectives that must be satisfied as a condition of any grant or award. In addition, the committee determines the amount of our NEOs’ annual cash bonuses for the immediately preceding year and, to the extent any equity compensation for that year was contingent on the attainment of performance goals, determines whether and to what extent the goals have been satisfied.

Recommendations for our NEOs’ base compensation, grants and awards for our 2011 fiscal year were made at the committee’s January, 2011 meeting; similar recommendations for our 2012 fiscal year were made at the committee’s December, 2011 meeting. In both cases, the committee’s recommendations were adopted by the full board at the board’s January meeting for the relevant year.

Role of Our Officers. Our executive officers compile and provide information, make recommendations, and assist in the management and administration of our executive compensation plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and option grants and restricted stock awards for key executive officers, other than our chief executive officer;
•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and
•

Providing information and data to the committee, including, but not limited to: (1) information concerning Company and individual performance; (2) information concerning the attainment of our strategic objectives; (3) the common stock ownership of each executive and his option holdings; (4) information about equity compensation plan dilution; (5) quantification of all forms of compensation payable to our executives; and (6) peer group compensation and performance data.

Our executive officers may attend meetings at the request of the committee, except that Mr. McGraw is not present during the deliberations of his compensation. A portion of each of the five meetings held during 2011 was in executive session during which none of our executive officers was present.

Using Compensation Consultants. The compensation committee has the authority to engage compensation consultants to assist it in determining the amount and/or form of executive and director compensation. In the fourth quarter of 2010, the compensation committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide advice regarding the amount and form of compensation for our NEOs and directors in 2011. In 2011, Pearl Mayer updated its report to the compensation committee regarding NEO compensation. Pearl Meyer also reviewed the elements of Renasant’s non-employee director compensation and proposed alternative structures, including the structure the board adopted for 2012, as described in the “Board of Directors” section above under the question “How are directors compensated?”. Other than the foregoing, Pearl Meyer did not provide any services to the compensation committee, the entire board of directors or management with respect to compensation payable in 2011, nor did any of these parties retain any other compensation consultant in 2011.

What are the objectives of our compensation program?

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including the named executive officers;
•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and
•	To align each executive’s interests with the creation of long-term shareholder value, without encouraging excessive risk taking.

What are the specific elements of the compensation program, and what are they intended to address and reward?

Our compensation program consists of five elements:

•

Base salary: This element is intended to directly reflect an executive’s job responsibilities and his value to the Company; we also use this element to attract and retain our executives and, to some extent, reward each executive for his individual efforts in furthering our strategic goals.

•

Annual short-term cash incentives: The annual cash bonus is one of the performance-based elements of our compensation; it is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance. Our cash bonus is paid based on the achievement of measureable performance goals; as a general matter, we do not pay discretionary bonuses.

•

Equity-based incentives: Grants of stock options and awards of restricted stock are the most important methods we use to align the interests of our named executive officers with the interests of our shareholders; they are also another element of performance-based compensation, which rewards measurable performance both on a long-term basis (stock options) and on a short-term basis (restricted stock).

•

Perquisites, welfare benefits and retirement plans: These benefits and plans are intended to attract and retain qualified executives by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings; to a limited degree these programs tend to reward long-term service and loyalty to the Company.

•

Change in control arrangements: These arrangements provide a form of severance that is payable in connection with a change in control of the Company. They are primarily intended to align the interests of our executives with our shareholders by providing a financial transition in the event of a separation from employment in connection with or following a change in control.

Do we “benchmark” total compensation or any element of compensation?

No. We do not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation (or justifying the level of compensation)

based upon the amount of (or a percentage of) the compensation for similarly-situated executives at other companies similar in size, industry and other characteristics. We do, however, review information about compensation practices at similar companies to ensure that our compensation remains at competitive and responsible levels. In 2011, the peer group we used for these limited purposes included 21 publicly-traded financial institutions located primarily throughout the southeastern United States, which are listed below. The following table provides information about the demographics of this peer group:

Demographic	Range	Median

Total assets	$2.7 billion –$11.8 billion	$3.8 billion
Market value of stock	.36 billion – 2.0 billion	.9 billion
Net income	18 million – 142 million	55 million

Peer group companies: BancFirst Corporation; Bank of the Ozarks, Inc.; Capitol Federal Financial, Inc.; City Holding Company; Community Trust Bancorp, Inc.; First Financial Bankshares, Inc.; Home BancShares, Inc.; Iberiabank Corporation; Old National Bancorp; Old National Bancorp; Pinnacle Financial Partners, Inc.; Prosperity Bancshares, Inc.; Republic Bancorp, Inc.; SCBT Financial Corporation; Simmons First National Corporation; Southside Bancshares, Inc.; State Bank Financial Corporation; Texas Capital Bancshares, Inc.; Trustmark Corporation; United Bankshares, Inc.; ViewPoint Financial Group, Inc.; WesBanco, Inc.

How are the relative amounts of each element of compensation determined?

An NEO’s total compensation is based on the compensation committee’s and the board’s judgment regarding the NEO’s value to the Company, his past performance and his ability to help us achieve our financial and operating performance objectives. The committee does not use a specific formula to determine the amounts of each element of an NEO’s total compensation. Instead, the committee evaluates the total compensation proposed to be paid to each executive and makes individual compensation recommendations that provide for significant exposure to equity, a substantial performance-based component and an appropriate mix of short-term and long-term rewards.

The committee has not adopted specific stock ownership or holding guidelines that would affect its recommendations. Instead, in determining whether compensation should be paid in the form of our common stock or cash (both overall and with respect to performance-based compensation in particular), the committee considers with respect to each executive: (1) amounts accumulated and payable in cash from our retirement plans; (2) amounts to be paid as cash severance under employment or change in control agreements; and (3) current holdings of our common stock. For the 2011 fiscal year, an average of 22.06% of our NEOs’ total compensation was paid in the form of equity, as stock options and restricted stock.

As to how much of each executive’s aggregate compensation should be performance based, the compensation committee attempts to create meaningful incentives that are intended to motivate our NEOs to achieve our financial and operating objectives while maintaining a reasonable level of compensation even if the performance goals are not satisfied. The committee also considers the level of risk-taking that the performance-based compensation might encourage. The table below illustrates the percentage of our NEOs’ total compensation that is subject to the achievement of performance goals.

Finally, as to the balance between short-term and long-term rewards, the committee does not use a fixed percentage. Instead, the committee considers the various short-term and long-term goals that have been set for the Company and the particular executive’s ability to impact such goals.

What percentage of our named executive officers’ total compensation was subject to the attainment of performance goals?

Cash bonuses and restricted stock awards are subject to the attainment of short-term performance goals. The following table illustrates the percentages of each NEO’s total compensation subject to performance goals for the 2011 and 2012 fiscal years. For both years, the percentages in the table are based on the assumption that target level of performance will be achieved.

	Total Performance Pay as a Percentage of Total Compensation
Named Executive Officer	2011 Fiscal Year	2012 Fiscal Year

E. Robinson McGraw	33.70%	35.47%
Stuart R. Johnson	23.98%	25.02%
Kevin D. Chapman	26.53%	25.90%
R. Rick Hart(1)	17.45%	26.95%
C. Mitchell Waycaster	28.76%	28.76%
Michael D. Ross	26.80%	28.33%

(1)	Mr. Hart’s performance pay as a percentage of his compensation for 2011, when determined without regard to his contractual retention payments, is similar to that of our other NEOs.

The committee concluded that these levels of performance-based compensation are sufficient to align the interests of our NEOs with the Company’s objectives but are unlikely to motivate an NEO to take risks that might expose us to adverse consequences.

How have the results of the shareholder advisory vote on our executive compensation program affected our decisions with respect to compensation?

At the 2011 annual meeting, as disclosed in our Current Report on Form 8-K filed with the SEC on April 22, 2011, our shareholders overwhelmingly adopted a nonbinding resolution approving the compensation paid to our executive officers. Approximately 14.5 million votes (or about 95.7% of all votes cast) were cast in favor of adopting this resolution, while only about 500,000 votes were cast against the resolution (there were also 160,000 abstentions). The compensation committee and the board consider this vote to be an endorsement of our compensation philosophy, including our balance between cash and common stock and between performance-based and non-performance-based payments. Based upon the shareholders’ vote, the compensation committee believes that significant modifications to our executive compensation program are not necessary at this time, although both the committee and the board intend to monitor our executive compensation program to ensure that it continues to further the program’s objectives.

At the 2011 annual meeting, a majority of our shareholders recommended that the nonbinding shareholder advisory vote on our executive compensation occur every three years. The next shareholder advisory vote will be held in 2014.

How is base salary determined and adjusted?

Considerations. Unless adjustments are fixed under an employment or similar agreement, the committee reviews and recommends the adjustment of base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	Individual, Company, Bank and division performance, measured against quantitative and qualitative goals;
•	Duties and responsibilities; and
•	Compensation paid by our peer group.

2011 Fiscal Year Decisions. The 2011 base salary of our named executive officers is included in the Summary Compensation Table that follows this section. For 2011, base salaries increased an average of $31,054, or an average of 10.69%, over the base salaries paid in 2010 (if Mr. McGraw’s 21.95% salary increase is excluded, base salaries for 2011 increased an average of $19,265, or 7.23%). In determining the increase in our NEO’s base salary, the committee considered the Company’s performance in relation to prior year results and in relation to our peers and concluded that, although performance goals were not achieved, the Company nevertheless had a successful year, especially in light of the economic climate. Additionally, the committee noted the contribution of each NEO to the Company’s performance results. With respect to Mr. McGraw’s increase in base salary in particular, the committee noted the substantial effect Mr. McGraw has on our overall performance. Mr. McGraw’s 2010 base salary was in the lowest quartile of the peer group described above; his base salary in 2011 fell closer to the mid-point of our designated peer group.

2012 Fiscal Year Decisions. The committee has set the following base salaries for 2012, which represent an average increase of $18,192, or 5.66%, over base salaries paid in 2011.

Named Executive Officer	2012 Base Salary	Percentage Increase Over 2011 Base Salary

E. Robinson McGraw	$525,000	5.00%
Stuart R. Johnson	255,000	.99%
Kevin D. Chapman	255,000	13.33%
R. Rick Hart(1)	412,650	5.00%
C. Mitchell Waycaster	295,000	4.98%
Michael D. Ross	295,000	6.50%

(1)

Under the terms of his employment agreement, Mr. Hart is entitled to an annual 5% increase in his base salary. On October 18, 2011, we amended Mr. Hart’s employment agreement to eliminate this automatic increase effective as of January 1, 2014.

How is the annual cash bonus determined?

Considerations. Our annual bonus is made through our Performance Based Rewards Plan, or our “Bonus Plan,” under which annual cash bonuses may be paid to all of our executives. Each year, the annual bonus for our named executive officers is determined using the following process:

•

Before or at the beginning of each fiscal year, the compensation committee (1) determines the performance goals for the year, which may relate to our performance, Bank or division performance, the performance of each executive, or a combination thereof; (2) sets threshold, target and superior levels of performance; and (3) determines bonus amounts, expressed as a percentage of base compensation, payable upon the attainment of each performance level.

•

At the end of each fiscal year, the committee determines actual performance and the amount of the bonus payable to each executive. If actual performance falls between performance levels, the committee prorates the amount to reflect partial performance. No incentive is paid if threshold levels are not attained. The board of directors reviews and approves (or modifies) the committee’s recommendations regarding bonus payments.

After the determination of bonus amounts, the compensation committee may, in its discretion, adjust the amount to ensure that it accurately reflects performance. As discussed below, the committee exercised its discretion and determined that no cash bonuses would be paid for 2011.

2011 Fiscal Year Decisions. The committee adopted the performance goals below to reflect performance at threshold, target and superior levels for our 2011 fiscal year, which it believed were measures likely to result in enhanced shareholder value:

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level

Growth in diluted earnings per share	60% of incentive	-23.84% growth	-20.21% growth	-16.58% growth
Growth in net revenue per share	40% of incentive	-15.26% growth	-14.60% growth	-14.04% growth

As a percentage of each executive’s base salary, the committee also determined that the amounts below would be paid for performance at the designated threshold, target, and superior levels. The committee believed that these amounts were appropriate in light of the corresponding level of Company growth required to achieve each goal.

Named Executive Officer	Threshold Performance Level	Target Performance Level	Superior Performance Level

E. Robinson McGraw	32.5% of base salary	65% of base salary	130% of base salary
Each of the other NEOs	15% of base salary	30% of base salary	60% of base salary

When the committee met in January, 2011, it recognized that our diluted earnings per share and our net revenue per share were likely to decline from 2010 to 2011 on account of the significant one-time gain we recognized in 2010 as a result of our acquisition of specified assets and liabilities of Crescent Bank & Trust in an FDIC-assisted transaction. As a result, the performance goals for 2011 rewarded negative growth at each of the threshold, target and superior performance levels. In the committee’s opinion, negative growth was meaningful after accounting for the gain associated with the Crescent transaction.

For 2011, our diluted earnings per share decreased by 26.06%, which was below the threshold performance level, and our net revenue per share decreased by 10.33%, which was well above the superior performance level. The committee concluded that our 2011 results exceeded the superior performance goal with respect to net revenue per share on account of our acquisition of substantially all of the operations of American Trust Bank in an FDIC-assisted transaction, which resulted in the Company booking a large one-time gain in February, 2011, which acquisition was not anticipated at the time of the committee’s January meeting. The committee determined that incentives should not be paid based upon the occurrence of an extraordinary event and, when excluding the effect of the American Trust Bank acquisition from the calculation of our 2011 net revenue per share, the decrease in this metric was below the threshold performance level. Accordingly, the committee exercised its discretion and determined that cash bonuses would not be paid for 2011.

2012 Fiscal Year Decisions. For the 2012 fiscal year, performance goals and their respective weights are based upon changes in diluted earnings per share and in net revenue per share. The percentage of each executive’s base salary payable in the form of a cash incentive is the same as for the 2011 fiscal year.

How is equity compensation determined and paid?

Considerations. Equity compensation has been granted and awarded under our 2001 Long-Term Incentive Plan, or the 2001 LTIP, in the form of stock options and restricted stock. The 2001 LTIP expired in October, 2011, and was replaced with our 2011 Long-Term Incentive Compensation Plan, or the 2011 LTIP (the 2001 LTIP and the 2011 LTIP are sometimes referred to as the LTIPs). All future grants and awards of equity compensation will be made under the 2011 LTIP. Except for the amendment to the 2011 LTIP to be voted on at the annual meeting and the inclusion of a recovery or clawback policy, the 2001 LTIP and the 2011 LTIP have substantially the same terms.

The committee uses equity compensation to create both short-term and long-term incentives that align the interests of our executives with the interests of our shareholders in a manner that does not encourage excessive risk-taking. The committee uses restricted stock to provide immediate alignment of executive and shareholder interests. We believe this alignment occurs because our executives become shareholders from the date of award and thus immediately benefit from increases in our stock price. The committee uses options to incent longer-term performance because options have value only to the extent our share price increases over time.

In determining the overall amount of equity compensation, as well as the relative amounts of stock options and restricted stock to be granted and awarded, the committee considers the following criteria as to each named executive officer:

•	The position, responsibility and prior performance of each executive;
•	The executive’s ability to affect corporate performance on a long-term and short-term basis;
•	The value of grants or awards in relation to other elements of total compensation; and
•	The number of shares of our common stock that he currently owns, whether directly or beneficially.

The committee’s practice is to recommend grants or awards for a fiscal year at the end of the immediately preceding fiscal year or in January of such fiscal year, irrespective of whether or not we are in possession of material non-public information at that time. Ordinarily, our board reviews the recommendations and makes the final grants and awards early in each fiscal year. The committee believes that the practice of making grants and awards about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants and restricted stock awards to take advantage of non-public information. We do not backdate options or grant options retroactively.

Options. Under our LTIPs, the exercise price for stock options cannot be less than “fair market value,” which is defined as the closing sales price of our common stock on the date immediately preceding the grant date. Unless the board otherwise provides, options vest and become exercisable in equal installments over a three-year period, and lapse or expire ten years after the grant date. Unless otherwise provided by the board, the vesting of options is accelerated and an executive’s options remain exercisable for not less than six months following a change in control of the Company.

Restricted Stock. The committee utilizes both time-based and performance-based restricted stock. Performance-based restricted stock awards to our named executive officers are typically subject to a one-year service vesting requirement and the attainment of performance goals during the one-year period. Shares are awarded in increasing amounts for threshold, target and superior performance, using the same performance goals applicable to our annual cash bonus. Shares in the target amount are issued at the beginning of each fiscal year. The issued shares may not be sold, pledged or otherwise transferred until the end of the fiscal year. The target shares are subject to forfeiture if threshold performance goals or the service condition is not satisfied; the number of target shares may be increased or decreased at the end of the fiscal year for actual performance in relation to the target level. Unless otherwise provided by the board, the target shares vest, free of restrictions, in the event of a change in control of the Company. Time-based restricted stock awards are subject to vesting based on service requirements established by the committee. Recipients of restricted stock awards are entitled to dividend and voting rights with respect to the target shares during the service vesting period.

Recovery Policy. The 2011 LTIP also includes a recovery or “clawback” provision that applies to any grant or award made subject to the attainment of performance goals. If we are required to restate our financial statements or other financial measures, the committee possess the authority to reduce, forfeit, recover or clawback all or any portion of an incentive that was awarded based upon the statements or measures, whether or not the incentive is then vested or otherwise free of forfeiture restrictions. The committee possesses the authority to limit any clawback to our executive and accounting officers and to the portion of the incentives granted, awarded or vested in excess of the amount that would have been granted, awarded or vested based upon the restated results.

2011 Fiscal Year Decisions. The Summary Compensation Table and the Grants of Plan Based Awards table, which follow this discussion, each provide specific information about the options granted and restricted stock awarded for the 2011 fiscal year and the number of shares of restricted stock issuable in the event of threshold, target or superior performance. With respect to the options granted, the committee concluded that the number and three-year service-based vesting conditions, which were substantially consistent with our prior practice, provided an appropriate incentive not directly contingent upon the Company’s short-term performance or current market conditions. The 2011 performance criteria applicable to the restricted stock awards were the same as the performance criteria applicable to our annual cash bonuses, which are summarized above. As discussed above with respect to the payment of cash bonuses, during our 2011 fiscal year, the committee exercised its discretion to determine that performance goals should not be deemed satisfied. As a result, our NEOs forfeited the restricted stock awarded to them for our 2011 fiscal year. Mr. McGraw was awarded 7,500 shares of time-based restricted stock with a one-year service requirement.

2012 Fiscal Year Grants and Awards. At its January, 2012 meeting, the committee recommended and our board granted to our named executive officers an aggregate of 75,000 stock options and awarded to them an aggregate of 23,500 shares of restricted stock at the target level. These grants and awards were made under the 2011 LTIP. The 2012 performance criteria applicable to restricted stock awards are the same as the performance criteria applicable to our annual cash bonuses, which are summarized above. The exercise price of the options is the closing sales price of our common stock on the grant date, which was $14.96 per share. Also, Mr. McGraw was awarded an additional 7,500 shares of time-based restricted stock. These shares vest on December 31, 2012 and are not subject to the achievement of performance conditions.

How are perquisites and welfare and retirement plans integrated into our compensation program?

Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance or use of a company-owned automobile. Although these perquisites involve incidental personal value, we believe both are necessary to advance our business purposes. The compensation committee annually reviews the level of perquisites that our named executive officers receive to ensure that the amount of perquisites remains at a reasonable level.

Under Mr. Hart’s employment agreement, he was entitled to receive retention payments in the aggregate amount of $759,600. Payments were made in four annual installments. The fourth and final installment in the amount of $174,900 was paid to Mr. Hart on January 8, 2011.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory. Our NEOs may participate in these plans.

Retirement Benefits. We offer our eligible employees, including our NEOs, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 4% of compensation deferred, and we contribute an additional 5% of each eligible employee’s plan compensation and an additional 5% of plan compensation in excess of the Social Security wage base, subject to certain limits imposed under the plan and applicable law. Our contributions are subject to the completion of a six-year incremental vesting period. The plan provides for the distribution of account balances following separation from employment, generally in the form of a single sum. The Summary Compensation Table includes information about our contributions for the benefit of our NEOs in the 2011 fiscal year.

We also sponsor a noncontributory tax-qualified defined benefit or pension plan. Prospective benefit accruals under the plan ceased as of December 31, 1996. Mr. McGraw, Mr. Johnson and Mr. Waycaster have vested benefits accrued under the plan. Mr. Chapman, Mr. Hart and Mr. Ross are not eligible to and did not participate in the plan. Vested plan benefits are paid monthly at either early or normal retirement. Mr. McGraw has satisfied the conditions for normal retirement because he has attained age 65. As of December 31, 2011, Mr. McGraw’s annual retirement benefit was $44,885. Mr. Johnson has satisfied the age and service conditions for early retirement because he has attained age 55 and is credited with at least 15 years of service. As of December 31, 2011, Mr. Johnson’s annual early retirement benefit was $14,483. The Pension Benefits table following this section illustrates the value of benefits accrued under the plan.

We also maintain an ESOP, under which employer contributions are held and invested in our common stock. This plan was amended in April, 2002, to provide that no additional participants would be added and no further employer contributions would be made. Mr. McGraw, Mr. Johnson and Mr. Waycaster have vested account balances under the ESOP that will be distributed following separation from employment.

We also maintain two voluntary deferred compensation arrangements for our executives, the DSU Plan, in which our directors may also participate, and the Executive Deferred Income Plan, or the “Deferred Income Plan.” The Nonqualified Deferred Compensation Table that follows this section reflects voluntary deferrals made to both of these plans made during our 2011 fiscal year. For each plan, deferral elections are made annually, before the beginning of each year.

As described earlier, amounts deferred under the DSU Plan are invested in units representing shares of our common stock and credited with dividend equivalents as and when dividends are paid on our shares. Units are allocated to each participant’s account based on a quarterly average market price. All cash compensation is eligible for deferral, subject to the reservation of an amount necessary to satisfy applicable withholding obligations, any deferrals under our 401(k) plan and insurance premiums and similar payroll deductions. Account balances are distributed in the form of shares of our common stock following separation from employment.

Under the Deferred Income Plan, each executive annually elects to defer his base salary, subject to the requirement that base salary be currently paid in an amount sufficient for the payment of applicable insurance premiums, withholdings and similar payroll deductions. Deferred amounts are credited to a bookkeeping account and notionally invested in accordance with the instructions of each executive from among designated investment alternatives, including an interest rate investment that is credited at 100% of the Moody’s Rate, which was a weighted average rate of 5.31% for 2011. The Moody’s Rate investment was the only investment alternative selected by our NEOs for 2011 deferrals. Amounts deferred before 1989 can remain invested in a notional interest rate investment credited at 130% of the Moody’s Rate, which was a weighted average interest rate of 6.90% for 2011. Benefits are equal to each participant’s account balance and are paid upon separation from employment. Distributions are made in the manner elected by each participant at the time of deferral, but not more than 15 annual installments. Participants in the plan as of December 31, 2006, including Mr. McGraw, Mr. Johnson and Mr. Waycaster, may receive a preretirement death benefit that is greater than their account balances.

Mr. Hart remains a participant in two supplemental executive retirement plans, or “SERPs,” which we adopted in connection with our merger with Capital. The SERPs provide for the payment of 15 equal annual installments upon his retirement at age 65 or death. Mr. Hart has accrued and is vested in an aggregate annual benefit in the amount of $146,382. The maximum aggregate annual benefit payable from the SERPs is $155,000, which accrues and vests upon his death, attainment of age 65 or his involuntary separation from employment without cause, constructive termination or in the event of a change in control.

Have we entered into employment, severance, change in control or other agreements with our named executive officers?

Yes. We have entered into employment agreements with Mr. McGraw and Mr. Hart, which include change in control arrangements. We have entered into change in control agreements with Mr. Johnson, Mr. Chapman, Mr. Waycaster and Mr. Ross. These individuals are our most senior executives and play an integral role in our success. We believe these arrangements operate to create a retention device and to ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of Renasant to a third party. The material terms of these arrangements are described in the “Potential Payments Upon Termination or Change in Control” section below.

How do tax, accounting and other statutes or regulations affect the compensation paid to our named executive officers?

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” limits to $1 million in any tax year the deduction a company may claim for compensation paid to each of its chief executive and four other highest paid officers. For purposes of calculating the $1 million limit, compensation made subject to certain performance-based conditions may be excluded. Our base salary and annual cash bonuses are subject to the Section 162(m) limit. Options granted and restricted stock awarded under our equity incentive plan may be structured as performance-based compensation that is not subject to the limit, or the committee, in its discretion, may grant or award equity compensation that is not performance-based. The committee generally intends that all amounts paid to our NEOs will be fully deductible and makes grants or awards of equity-based compensation consistent with this intent.

Other Statutes, Regulations and Authorities. Section 409A of the Code governs the taxation of deferred compensation. The rules apply to our deferred compensation plans, the SERPs, and certain payments and benefits under our employment and change in control agreements. We have operated our deferred compensation plans and arrangements in a manner consistent with the provisions of Section 409A, and we have timely amended our affected agreements and plans.

Topic 718. Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“Topic 718”), establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under Topic 718, we are required to recognize compensation expense for all share-based payments to our employees, including our named executive officers.

What are our policies and practices regarding the management of risks arising from our compensation program?

As discussed in this CD&A, the major components of our compensation program consist of base salary, annual short-term cash incentives and short- and long-term equity incentives. In our view, our short- and long-term incentive programs, whether cash or equity, are the components most susceptible to creating risk that could have a material adverse effect on us. We also incent the majority of our non-executive officers through our incentive programs, with both short-term cash incentives and equity incentives based on Company-wide earnings enhancement.

We recognize that under any incentive plan there is some risk that employees may attempt to manipulate payments by engaging in excessive risk taking. We believe that the structure of our incentives mitigates this risk in the following ways:

•

Company-wide performance metrics are used to measure performance, and incentive compensation is paid on the basis of such performance. In particular, incentives for our lending employees are based on these metrics. This ensures that the outcome of any incentive is not likely to be affected by an employee’s own excessive risk taking.

•	Multiple performance metrics are used, making it more difficult to manipulate results.
•

Threshold, target and superior performance levels for incentives are based on a budget derived from balance sheet or product growth (i.e. loans, deposits, margins, credit quality, fee income, expense control) projected by executive management, with the approval of the compensation committee. The projected balance sheet or product growth is based on conservative community banking models with the necessary approval and monitoring processes to support this model.

•	The committee has retained and exercised the authority to exercise discretion to reduce the amount of incentive compensation.

In the fourth quarter of 2011, executive management and the compensation committee undertook a comprehensive evaluation of our compensation policies and practices, including our incentive programs, to determine whether any policy or practice creates risk reasonably likely to have a material adverse effect on us. Executive management and the compensation committee concluded that our compensation practices, including the incentive programs, did not create any risk reasonably likely to have such a material adverse effect on us, for the following reasons:

•	The incentive components of our compensation structure are balanced and designed to align our structure with short- and long-term shareholder interests;
•

Base salary is the largest component of our compensation. Because base salary is a fixed amount that is inherently not subject to manipulation it lessens the possibility that an employee will focus on incentives;

•	All of our incentives are capped at a percentage of base salary, which mitigates against exposure to excessive risk;
•

For lenders who participate in our incentive programs, loan quality thresholds must be met as a condition to payment. Our loan quality thresholds are objective measures consistent with our overall goals regarding the performance of our loan portfolio, which are not readily subject to manipulation; and

•

We have a code of ethics and business conduct applicable to all of our employees. We also have an ethics hotline which provides the caller a confidential means to report suspected fraud directly to our chief risk officer and the chairman of the audit committee. We have also established internal controls that are designed to alert us prior to any action by an employee that might expose us to an excessive risk. We believe these measures help to create an atmosphere that discourages excessive risk taking.

What are the compensation committee’s conclusions with respect to the 2011 fiscal year?

The compensation committee has concluded that (1) the compensation paid to our NEOs for our 2011 fiscal year was reasonable and was not excessive and (2) their actual compensation reinforced the primary objectives of our compensation program – assisting the company in achieving its financial and operating performance objectives. This conclusion is based upon a number of factors, including the following:

•	Our financial performance including growth in earnings, loans and deposits over the previous year (after excluding the effects of extraordinary transactions);

•	Our expanded market footprint;
•	The amount of our NEOs’ total compensation subject to the achievement of performance goals; and
•	The total compensation levels for our NEOs are comparable to the compensation levels in our peer group.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Albert J. Dale, III, Chairman	Frank B. Brooks
John M. Creekmore	T. Michael Glenn
Neal A. Holland, Jr.	J. Niles McNeel

March 7, 2012

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during 2011 were Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, T. Michael Glenn, Neal A. Holland, Jr. J. Niles McNeel and J. Larry Young (who resigned from the board and the compensation committee effective as of the 2011 annual meeting). In 2011, no member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries or was formerly an officer of Renasant, and no member had any relationship, other than loan and deposit relationships, requiring disclosure as a related party transaction under applicable SEC regulations.

COMPENSATION TABLES

Compensation Summary. The following table provides information concerning the total compensation earned or paid to our named executive officers for services rendered to us or the Bank during the 2011 fiscal year.

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Grants(3)	Non- Equity Incentive Plan Compen- sation(4)		Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(5)	All Other Compen- sation		Total
E. Robinson McGraw Principal Executive Officer	2011 2010 2009	$500,000 410,000 410,000	$	— 4,900 —	$253,650 106,650 127,725	$117,900 67,725 69,525	$	— 199,875 —	$57,076 49,815 41,611	$86,954 74,696 75,628	(6)	$1,015,580 913,661 724,489

Stuart R. Johnson Principal Financial Officer	2011 2010 2009	252,019 250,000 250,000		— — —	33,820 21,330 25,545	29,475 22,575 23,175		— 56,250 —	29,473 21,596 20,362	35,965 35,530 34,672	(7)	380,752 407,281 353,754

Kevin D. Chapman Principal Financial Officer	2011	213,212		—	33,820	29,475		—	—	26,278	(8)	302,785

R. Rick Hart Executive Vice President	2011 2010 2009	388,242 373,747 355,950		174,900 184,900 194,900	67,640 31,995 25,545	39,300 22,575 23,175		— 42,047 —	223,402 220,227 192,126	47,189 45,270 52,443	(9)	940,673 900,761 844,139

C. Mitchell Waycaster Executive Vice President	2011 2010 2009	270,423 258,000 258,000		— — —	67,640 31,995 38,318	39,300 22,575 23,175		— 58,050 —	15,238 11,170 11,839	40,833 39,514 37,272	(10)	433,434 421,304 368,604

Michael D. Ross Executive Vice President	2011 2010 2009	266,615 255,000 255,000		— — —	50,730 21,330 42,575	39,300 22,575 23,175		— 28,687 —	— — —	49,280 48,128 45,218	(11)	405,925 375,720 365,968

(1)	Includes amounts deferred under the 401(k) plan, the DSU Plan and the Deferred Income Plan.
(2)

Except for the bonus we paid to Mr. McGraw in 2010, we do not pay discretionary bonuses; annual cash bonuses are awarded under our Bonus Plan, which is performance-based, and are included in the “Non-Equity Incentive Plan Compensation” column. The payment to Mr. McGraw represents a bonus for his service and time spent serving as President of the Board of Directors of the Mississippi Bankers Association in 2010. The payment to Mr. Hart represents the 2009, 2010 and 2011 installments of his contractual retention bonus.

(3)

The dollar amount of restricted stock awards and stock option grants reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with Topic 718. Dividends payable on restricted stock awards are not factored into our fair value determination of such award. Excluding the award of 7,500 shares of time-based restricted stock to Mr. McGraw in 2011, restricted stock awards are subject to performance conditions. Other than $126,825 attributable to Mr. McGraw’s time-based restricted stock award in 2011, the amounts listed in the table reflect the probable outcome of the conditions determined as of the date of award; the amount listed is the value of the target award, which is consistent with our estimate of the aggregate compensation cost that would be recognized over the applicable service period as of the grant date under Topic 718, excluding forfeitures. The award date fair value of restricted stock awards in 2011, assuming the superior performance goals were achieved, was $190,238, $50,730, $50,730, $101,460, $101,460 and $76,095 for Mr. McGraw, Mr. Johnson, Mr. Chapman, Mr. Hart, Mr. Waycaster and Mr. Ross, respectively. Since the threshold performance levels were not attained, our NEOs actually forfeited their 2011 restricted stock awards that were subject to performance conditions. Please refer to Note N, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2011 for details regarding the assumptions used to derive the fair value of our restricted stock and stock options.

(4)

Reflects annual cash bonuses payable under our Bonus Plan, all or a portion of which may be deferred under our deferred compensation plans. For 2011, the compensation committee exercised discretion to cancel the bonuses payable to our NEOs under the Bonus Plan.

(5)

The listed amounts reflect above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above market only if the interest rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service. Above-market earnings in 2011 were $7,620, $4,725, $6,922 and $684 for Mr. McGraw, Mr. Johnson, Mr. Hart and Mr. Waycaster, respectively. Mr. Ross does not participate in the Deferred Income Plan. For Mr. McGraw, Mr. Johnson and Mr. Waycaster, the amount listed in the table also includes the aggregate change in the actuarial present value of the accumulated benefit under our pension plan from 2010 to 2011, which was $49,456, $24,748, and $14,554, respectively. For Mr. Hart, the amount listed in the table also includes the aggregate change in the actuarial present value of the accumulated benefit under his SERPs from 2010 to 2011, which was $216,480.
(6)

Consists of term life and disability insurance premiums of $15,453, Company contributions to the Deferred Income Plan of $5,475, dividends on restricted stock of $8,925, an allowance for the use of an automobile of $21,230 ($8,030 of which represents a gross-up payment for taxes due on this allowance, to which he is entitled under his employment agreement), country club dues of $6,912, and Company contributions to our 401(k) plan in the amount of $28,960.

(7)

Consists of term life and disability insurance premiums of $3,765, dividends on restricted stock of $1,275, country club dues of $3,785, and Company contributions to our 401(k) plan in the amount of $27,140.

(8)

Consists of term life and disability insurance premiums of $1,215, country club dues of $3,785, dividends on restricted stock of $1,190 and Company contributions to the 401(k) plan in the amount of $20,088.

(9)

Consists of term life and disability insurance premiums of $5,331, $2,575 for personal use of a company owned automobile, country club dues of $7,901, dividends on restricted stock of $2,423 and Company contributions to the 401(k) plan in the amount of $28,960.

(10)

Consists of term life and disability insurance premiums of $2,609, dividends on restricted stock of $2,423, country club dues of $6,842, and Company contributions to our 401(k) plan in the amount of $28,960.

(11)

Consists of term life and disability insurance premiums of $1,857, dividends on restricted stock of $1,785, country club dues of $7,230, an auto allowance of $9,448 and Company contributions to our 401(k) plan in the amount of $28,960.

Plan Grants and Awards. The following table includes information about performance levels for annual cash bonuses payable under our Bonus Plan, our non-equity incentive plan, and option grants and restricted stock awards made under the 2001 LTIP, our equity incentive plan that expired in October, 2011. As described in the CD&A above, in 2011, payouts under our Bonus Plan and performance-based restricted stock awarded under the 2001 LTIP were contingent upon negative growth in diluted earnings per share and net revenue per share. For the 2011 fiscal year, the decrease in our diluted earnings per share was greater than the threshold level of performance, but the decrease in our net revenue per share satisfied the superior performance level (because of the one-time gain associated with our acquisition of American Trust Bank). As a result, the compensation committee exercised discretion not to pay cash bonuses and to cause performance-based restricted stock awards to be forfeited. The CD&A above provides a general description of the material terms of incentives payable under the Bonus Plan and the material terms of stock option grants and restricted stock awards under the 2001 LTIP.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)				Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Superior	Threshold	Target		Superior
E. Robinson McGraw	1/18/11	162,500	325,000	650,000	5,000 — —	7,500 7,500 30,000	(4) (5) (6)	11,250 — —	$ — — 16.91	$ 126,825 126,825 117,900
Stuart R. Johnson	1/18/11	37,875	75,750	151,600	1,333 —	2,000 7,500	(4) (6)	3,000 —	$ — 16.91	33,820 29,475
Kevin D. Chapman	1/18/11	32,250	64,500	129,000	1,333 —	2,000 7,500	(4) (6)	3,000 —	$ — 16.91	33,820 29,475
R. Rick Hart	1/18/11	58,905	117,810	235,620	2,667 —	4,000 10,000	(4) (6)	6,000 —	$ — 16.91	67,640 39,300
C. Mitchel Waycaster	1/18/11	40,650	81,300	162,600	2,667 —	4,000 10,000	(4) (6)	6,000 —	$ — 16.91	67,640 39,300
Michael D. Ross	1/18/11	40,050	80,100	160,200	2,000 —	3,000 10,000	(4) (6)	4,500 —	$ — 16.91	50,730 39,300

(1)	Reflects potential cash incentive payouts calculated under the Bonus Plan.
(2)	The exercise price equaled the closing market price of a share of our common stock on the grant date.
(3)

Restricted stock awards in 2011 were subject to performance conditions, except for the 7,500 time-based award to Mr. McGraw reflected in the table above. The amounts listed in the table reflect the probable outcome of the conditions determined as of the date of award; the amount listed is the value of the target award, which is consistent with our estimate of the aggregate compensation cost that would be recognized over the applicable service period determined as of the grant date under Topic 718, excluding forfeitures.

(4)	This line item reflects restricted stock awards under the 2001 LTIP subject to performance conditions.

(5)	This line item reflects the time-based stock award under the 2001 LTIP, not subject to adjustment based on performance conditions.
(6)

This line item reflects stock option grants under the 2001 LTIP. Stock options are not subject to adjustment based upon performance conditions; instead, options vest ratably over a three-year service period.

Vested Restricted Stock. During 2011, Mr. McGraw achieved the service requirement for the 7,500 shares of time-based restricted stock granted under the 2001 LTIP. The value realized by Mr. McGraw upon vesting was $112,500 based upon a per share market price on the vesting date of $15.00. As described in the CD&A above, in 2011, vesting in the performance-based restricted stock awarded under the 2001 LTIP were contingent upon negative growth in diluted earnings per share and net revenue per share. For the 2011 fiscal year, the decrease in our diluted earnings per share was greater than the threshold level of performance, but the decrease in our net revenue per share satisfied the superior performance level (because of the one-time gain associated with our acquisition of American Trust Bank). As a result, the compensation committee exercised discretion to cause performance-based restricted stock awards to be forfeited. An aggregate of 38,250 stock options, with an exercise price of $15.64 per share, held by our NEOs expired on December 31, 2011.

Unexercised Options. The following table includes information about unexercised options held by our named executive officers at the end of the 2011 fiscal year. These options were granted under the 2001 LTIP, except for 39,242 options granted to Mr. Hart which we assumed in connection with our acquisition of Capital. The exercise price below is at least equal to our stock’s “fair market value.” “Fair market value” means the closing market price of a share of our common stock as quoted on the NASDAQ Global Select Market on the date immediately preceding the grant date. Options vest ratably over a three-year vesting period; vesting is accelerated in the event of a change in control.

Outstanding Equity Awards at December 31, 2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date
E. Robinson McGraw	22,500	—		—	18.77	1/1/2013
	22,500	—		—	22.23	1/1/2014
	22,500	—		—	22.77	1/1/2015
	22,500	—		—	21.93	1/1/2016
	22,500	—		—	30.63	1/1/2017
	22,500	—		—	17.63	1/1/2018
	15,000	7,500	(1)	—	17.03	1/1/2019
	7,500	15,000	(2)	—	14.22	1/18/2020
	—	30,000	(3)	—	16.91	1/17/2021
Stuart Johnson	7,875	—		—	18.77	1/1/2013
	7,875	—		—	22.23	1/1/2014
	7,875	—		—	22.77	1/1/2015
	7,500	—		—	21.93	1/1/2016
	7,500	—		—	30.63	1/1/2017
	7,500	—		—	17.63	1/1/2018
	5,000	2,500	(1)	—	17.03	1/1/2019
	2,500	5,000	(2)	—	14.22	1/19/2020
	—	7,500	(3)	—	16.91	1/18/2021
Kevin D. Chapman	3,000	—		—	30.63	1/1/2017
	3,000	—		—	17.63	1/1/2018
	3,334	1,666	(1)	—	17.03	1/1/2019
	1,666	3,334	(2)	—	14.22	1/19/2020
	—	7,500	(3)	—	16.91	1/18/2021

Outstanding Equity Awards at December 31, 2011
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date
R. Rick Hart	25,318	—		—	8.95	2/3/2014
	13,924	—		—	15.21	5/31/2016
	7,500	—		—	17.63	1/1/2018
	5,000	2,500	(1)	—	17.03	1/1/2019
	2,500	5,000	(2)	—	14.22	1/19/2020
	—	10,000	(3)	—	16.91	1/18/2021
C. Mitchell Waycaster	7,875	—		—	18.77	1/1/2013
	7,875	—		—	22.23	1/1/2014
	7,875	—		—	22.77	1/1/2015
	7,500	—		—	21.93	1/1/2016
	7,500	—		—	30.63	1/1/2017
	7,500	—		—	17.63	1/1/2018
	5,000	2,500	(1)	—	17.03	1/1/2019
	2,500	5,000	(2)	—	14.22	1/19/2020
	—	10,000	(3)	—	16.91	1/18/2021
Michael D. Ross	7,500	—		—	17.63	1/1/2018
	5,000	2,500	(1)	—	17.03	1/1/2019
	2,500	5,000	(2)	—	14.22	1/19/2020
	—	10,000	(3)	—	16.91	1/18/2021
(1)	Options vested on January 1, 2012.
(2)	One-half of the options vested on January 1, 2012, and one-half vest on January 1, 2013.
(3)	One-third of the options vested on January 1, 2012, one-third vest on January 1, 2013, and one-third vest on January 1, 2014.

Pension and SERP Benefits. The following table includes information about benefits accrued under the Bank’s tax-qualified pension plan and Mr. Hart’s SERPs. Benefit accruals under the Bank’s tax-qualified pension plan ceased as of December 31, 1996. As described above, Mr. McGraw and Mr. Johnson have satisfied the age and service conditions for early retirement. Mr. Chapman, Mr. Hart and Mr. Ross do not participate in the tax-qualified pension plan. We assumed the SERPs maintained by Capital for the benefit of Mr. Hart in connection with our acquisition of Capital. The CD&A above provides a general description of these plans.

Pension Benefits for 2011

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit(1)	Payments in 2011
E. Robinson McGraw	Defined Benefit Pension Plan	23	(2)	$529,074	—
Stuart R. Johnson	Defined Benefit Pension Plan	20	(2)	222,056	—
C. Mitchell Waycaster	Defined Benefit Pension Plan	18	(2)	130,591	—
R. Rick Hart	Supplemental Executive Retirement Plans	8	(3)	1,287,307	—

(1)

Please refer to Note N, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the valuation methods and all material assumptions used in determining the present value of the accumulated benefit obligations.

(2)	Includes only service credited on or before December 31, 1996, which is all that is taken into account for benefit accrual purposes.
(3)	Includes only service credited since August, 2003 when we assumed the SERPs in connection with the Capital acquisition.

Deferred Compensation. The following table includes information about the participation of our named executive officers in the DSU Plan and the Deferred Income Plan. We describe the terms of these plans in the CD&A. Mr. Chapman does not participate in the DSU Plan, and Mr. Ross does not participate in the Deferred Income Plan.

Nonqualified Deferred Compensation for 2011-Deferred Income Plan

Name	Executive Contributions in 2011(1)	Company Contributions in 2011(2)	Aggregate Earnings in 2011(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011(4)
E. Robinson McGraw	$10,400	$5,458	$27,493	$ —	$484,364
Stuart R. Johnson	18,000	—	17,928	—	328,662
Kevin D. Chapman	—	—	(88)	—	3,087
R. Rick Hart	67,800	—	22,789	—	419,280
C. Mitchell Waycaster	900	—	2,982	—	55,936

(1)

The entire amount listed as each named executive officers’ contribution is included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column, as applicable, of the Summary Compensation Table.

(2)	Our contribution to Mr. McGraw’s account is included in the “All Other Compensation” column of the Summary Compensation Table.
(3)

Except for interest totaling $7,620 for Mr. McGraw, $4,725 for Mr. Johnson, $6,922 for Mr. Hart and $684 for Mr. Waycaster, no interest on deferred compensation was earned at an above-market rate. The amount of above market interest for each named executive officer is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)

Amounts in this column include deferrals previously reported as compensation in our Summary Compensation Table for 2009, 2010 and 2011. For Mr. McGraw, the amount includes $16,194 reported in each of 2009 and 2010 and $15,876 for 2011. For Mr. Johnson, the amount includes $18,000 reported in each of 2009, 2010 and 2011. For Mr. Hart, the amount includes $67,800 reported in each of 2009, 2010 and 2011. For Mr. Waycaster, the amount includes $650 reported in 2009 and $900 reported in each 2010 and 2011.

Nonqualified Deferred Compensation for 2011-Deferred Stock Unit Plan

Name	Executive Contributions in 2011(1)	Company Contributions in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011(2)
E. Robinson McGraw	$7,800	—	$2,519	$ —	$78,048
Stuart R. Johnson	—	—	324	—	8,978
R. Rick Hart	—	—	302	—	11,200
C. Mitchell Waycaster	—	—	68	—	1,801
Michael D. Ross	5,100	—	718	—	21,730

(1)

The entire amount listed as each named executive officers’ contribution is included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column, as applicable, of the Summary Compensation Table.

(2)

Amounts in this column include amounts reported as compensation in our Summary Compensation Table for 2009, 2010 and 2011. For Mr. McGraw, the amount includes $7,800 reported in each of 2009, 2010 and 2011; for Mr. Ross, the amount includes $5,100 reported in 2009, 2010 and 2011.

Potential Payments Upon Separation or Change in Control

We have entered into change in control arrangements with each of our NEOs. The provisions applicable to Mr. McGraw and Mr. Hart are included in their employment agreements; the arrangements for Mr. Johnson, Mr. Chapman, Mr. Waycaster and Mr. Ross are included in individual change in control agreements. The following narrative and table describe the compensation and benefits payable to each of our named executive officers in the event of retirement, disability, death, involuntary and voluntary separation from employment, and change in control based upon the terms of these agreements as in effect on December 31, 2011.

We have neither described nor quantified below payments and benefits that are generally available to all employees upon the separation from employment, such as vested benefits payable from our tax-qualified pension and retirement plans, accrued but unpaid compensation and vacation pay, and long-term disability benefits funded through group insurance. Also, amounts that are vested and are or may become payable notwithstanding the circumstances of an executive’s separation, such as balances under our deferred compensation plans and Mr. Hart’s accrued and vested benefits under his SERPs, are not described in the narrative or quantified in the table. A description of our deferred compensation plans and the SERPs is included in the CD&A above.

Applicable Covenants. As consideration for the payments described below, Mr. McGraw and Mr. Hart are subject under their employment agreements to certain restrictive covenants limiting their activities after separation, and Mr. Johnson, Mr. Chapman, Mr. Waycaster and Mr. Ross are subject to similar covenants under their change in control agreements. Generally, each executive may not solicit any of our officers, employees, customers or depositors and may not compete with us, in any capacity in any location where we have an office on the date of separation. The length of the non-solicitation and non-competition period is two years for each of Mr. McGraw, Mr. Johnson, Mr. Chapman, Mr. Waycaster and Mr. Ross and one year for Mr. Hart.

Retirement. Generally, an executive “retires” when he voluntarily separates from employment between ages 55 and 65; in some circumstances a designated period of service is also required to receive a particular payment or benefit. Only Mr. McGraw and Mr. Johnson have satisfied both the age and service conditions for retirement. Except as provided below, we do not provide our executives with specific retirement payments or benefits:

•

Any vested options granted under the 2001 LTIP will remain exercisable during the one-year period following an executive’s retirement, while vested options granted under the 2011 LTIP will remain exercisable during the three-year period following an executive’s retirement.

•

If an executive retires during our fiscal year, a prorated portion of an executive’s target restricted stock award will vest at the end of the applicable performance cycle if and to the extent that applicable performance goals are attained during the cycle; if Messrs. McGraw and Johnson had retired as of December 31, 2011, their restricted stock awards for our 2011 fiscal year would have been forfeited.

•

For certain employees employed by the Company as of December 31, 2004, we provide continuation coverage under our group medical plan until age 65, and we pay a portion of the premium; from among our NEOs, only Messrs. McGraw and Johnson are eligible to receive this benefit; if Messrs. McGraw and Johnson had retired as of December 31, 2011, Mr. McGraw would receive no benefit because he has attained age 65, Mr. McGraw’s spouse would have received benefits with an annual value of $3,165, and Mr. Johnson would have received benefits with an annual value of $6,653.

•

If an executive retires during our fiscal year, he will receive his annual cash bonus under our Performance Based Rewards Plan, prorated to reflect his period of service during the year in which his retirement occurs. If Messrs. McGraw and Johnson had retired as of December 31, 2011, no bonus would have been payable.

Mr. McGraw’s employment contract provides for certain additional payments and benefits if the contract expires after its initial term, which concludes on December 31, 2012. To the extent the expiration of Mr. McGraw’s contract is simultaneous with his retirement, he would receive the contractual benefits due on account of the expiration of his contract.

Death and Disability. We provide group term life insurance coverage for each of our named executive officers. The amount of this coverage may be in excess of the amounts we otherwise provide to our employees.

In the event of death or disability, each executive, other than Mr. McGraw, will vest in a prorated portion of his target restricted stock at the end of the applicable performance cycle if and to the extent that applicable performance goals are attained during the cycle. Mr. McGraw will vest in a prorated portion of his target award based upon the period of service before his death or disability. Any vested options will remain exercisable during the one-year period following each executive’s death or disability. Each executive will also receive his target award under our Bonus Plan, prorated to reflect his actual service during the year in which his death or disability occurs, payable after the end of the Company’s fiscal year in which such death or disability occurs. Under the SERPs we assumed in connection with the Capital acquisition, Mr. Hart vests in his maximum annual benefit upon his death, which is an aggregate of $155,000 payable annually for a period of 15 years.

Termination for Cause and Voluntary Separation. Under the arrangements we maintain with each of our executive officers, no benefits or payments vest or become payable upon an involuntary termination of employment for cause or voluntary separation, except as provided above in the event of retirement. We will pay or provide any benefits previously accrued and vested under our tax-qualified plans and our deferred compensation plans and any additional benefits required by law to be provided.

“Cause” has substantially the same definition in our employment agreements with Mr. McGraw and Mr. Hart and under our individual change in control agreements. Generally, “cause” includes (1) the executive’s commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) his indictment for a felony or a crime involving moral turpitude, (3) the willful breach of his applicable agreement that is not cured after notice, (4) the willful failure to perform the duties of his position with the Company, (5) the breach of an applicable code of conduct, code of ethics or similar rules adopted by us, or (6) the material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002.

Constructive Termination and Involuntary Termination Without Cause. Under our employment agreement with Mr. McGraw, if he is involuntarily terminated without cause or in the event of his “constructive termination,” he will receive:

•	His base compensation for the remainder of his employment term, but not less than two times his annualized base compensation;
•	His target cash bonus;

•	Company premium contributions for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Code, commonly referred to as “COBRA”; and
•	Full vesting in the target number of shares of restricted stock awarded for the year of his separation, if any.

Mr. Hart will receive similar benefits under his employment agreement and LTIP grants and awards if he is involuntarily terminated without cause or in the event of his constructive termination:

•	His base compensation for the remainder of his employment term, but not less than his annualized base compensation;
•	His target cash bonus;
•	COBRA premiums for the continuation coverage period available to him and his eligible dependents; and
•	Full vesting in the maximum benefit payable under his SERPs for the year of his separation.

Mr. Hart will also receive a prorated portion of the target number of shares of restricted stock awarded for the year of his separation, subject to the attainment of any applicable performance conditions, in the event of his involuntary termination of employment without cause.

Under both Mr. McGraw’s and Mr. Hart’s employment agreements, the above payments will be made in two equal installments: one half seven months after separation, and the other half six months thereafter. Their employment agreements also have the same definition of “constructive termination,” which includes (1) a reduction in the executive’s base compensation or his authority, duties or responsibilities; (2) our breach of the employment agreement; (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act); or (4) the relocation of the executive more than 30 miles from where he currently works.

If an NEO other than Mr. McGraw or Mr. Hart is involuntarily terminated without cause, any vested options granted under the 2001 LTIP will remain exercisable during the 60-day period following an executive’s separation from employment, and any vested options granted under the 2011 LTIP will remain exercisable during the 30-day period following an executive’s separation from employment; any restricted shares awarded to the NEO vest in the manner described above with respect to retirement. The concept of “constructive termination” does not apply for our NEOs other than Mr. McGraw and Mr. Hart.

Change in Control. Upon the occurrence of a change in control, any outstanding options granted under the 2001 LTIP or the 2011 LTIP vest and are immediately exercisable, and any transfer, vesting or performance requirements imposed upon restricted stock awards are deemed satisfied and lapsed at the superior performance level.

Additional change in control benefits require a “double trigger,” which refers to both the occurrence of a change in control and a subsequent separation from employment. We believe that these double-triggers help lessen the personal concerns that may arise in the context of a change in control while preventing our executives from receiving a windfall solely because a change in control has occurred. The term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. An executive’s employment must be involuntarily terminated without cause or on account of “good reason” (which is defined substantially the same as constructive termination) during the 24-month period following a change in control.

Under the terms of our employment agreements with Mr. McGraw and Mr. Hart, we provide the following payments and benefits:

•	299% of the sum of his highest prior annual base compensation and the average bonus for the two years preceding the change; and
•	Company premium contributions for the COBRA continuation period.

Mr. Hart is also entitled to receive full vesting of the maximum benefit payable under his SERPs.

Mr. McGraw will also receive a “gross-up” payment to compensate for any excess parachute payment excise tax imposed under Section 4999 of the Code on account of his change in control payments and benefits. We will pay to Mr. McGraw the principal amount of the excise tax, increased by the amount of any income or employment taxes due with respect to our excise tax payment. Mr. Hart’s employment agreement does not include a gross-up provision. Instead, we will pay all of his change in control amounts and benefits only if their aggregate value, after deduction for all taxes, has a materially greater aggregate value than the aggregate value of the payments and benefits reduced to the extent necessary to avoid the imposition of the excise tax.

Under the terms of our change in control agreements with Mr. Johnson, Mr. Chapman, Mr. Waycaster and Mr. Ross, we provide the following payments and benefits:

•	200% of annualized base compensation and average bonus for the two years preceding the change; and
•	Company premium contributions for the COBRA continuation period.

This amount is payable in a lump sum promptly after separation (or six months thereafter if necessary to comply with Code Section 409A and applicable regulations promulgated thereunder). If the value of all benefits and payment due in connection with a change in control are subject to the excise tax on excess parachute payments imposed under Section 4999 of the Code, the benefits and payments will be reduced to the extent necessary to avoid the imposition of the tax.

Separation and Change in Control Payments. The following table quantifies the separation and change in control payments described above. In each circumstance, we have assumed separation on December 31, 2011.

Separation and Change in Control Payments

Name	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination	Change in Control(1)
E. Robinson McGraw	Base Pay	—	—	1,000,000	1,495,000
	Bonus	325,000	325,000	325,000	99,938
	Stock Options(2)	—	—	—	11,700
	Restricted Stock(3)	112,500	112,500	112,500	168,750
	Benefit Continuation(4)	3,165	3,165	9,471	9,471
	Life Insurance(5)	—	1,000,000	—	—
	Death Benefit(6)	—	1,001,936	—	—

	Total	440,665	2,442,601	1,446,971	1,784,859

Stuart R. Johnson	Base Pay	—	—	—	505,000
	Bonus	75,750	75,750	—	28,125
	Stock Options(2)	—	—	—	3,900
	Restricted Stock(3)	30,000	30,000	—	45,000
	Benefit Continuation(4)	6,653	3,165	6,653	6,653
	Life Insurance(5)	—	633,000	—	—
	Death Benefit(6)	—	1,037,311	—	—

	Total	112,403	1,779,226	6,653	588,678

Kevin D. Chapman	Base Pay	—	—	—	450,000
	Bonus	67,500	67,500	—	19,678
	Stock Options(2)	—	—	—	2,600
	Restricted Stock(3)	30,000	30,000	—	45,000
	Benefit Continuation(4)	—	—	—	20,099
	Life Insurance(5)	—	563,000	—	—
	Death Benefit(6)	—	—	—	—

	Total	97,500	660,500	—	537,377

R. Rick Hart	Base Pay	—	—	393,000	1,175,070
	Bonus	117,900	117,900	117,900	21,021
	Stock Options(2)	—	—	—	3,900
	Restricted Stock(3)	60,000	60,000	—	90,000
	Benefit Continuation(4)	—	—	5,189	5,189
	SERPs(7)	—	8,618	8,618	8,618
	Life Insurance(5)	—	600,000	—	—

	Total	177,900	786,518	524,707	1,303,798

Separation and Change in Control Payments

Name	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination	Change in Control(1)
C. Mitchell Waycaster	Base Pay	—	—	—	562,000
	Bonus	84,300	84,300	—	29,025
	Stock Options(2)	—	—	—	3,900
	Restricted Stock(3)	60,000	60,000	—	90,000
	Benefit Continuation(4)	—	—	—	16,060
	Life Insurance(5)	—	704,000	—	—
	Death Benefit(6)	—	337,725	—	—

	Total	144,300	1,186,025	—	700,985

Michael D. Ross	Base Pay	—	—	—	554,000
	Bonus	83,100	83,100	—	14,344
	Stock Options(2)	—	—	—	3,900
	Restricted Stock(3)	45,000	45,000	—	67,500
	Benefit Continuation(4)	—	—	—	13,746
	Life Insurance(5)	—	600,000	—	—

	Total	128,100	728,100	—	653,490
(1)	In each case, assumes that benefits and payments will not be reduced on account of the excise tax imposed under Section 4999 of the Code.
(2)	The closing sales price of our common stock on December 30, 2011 (the last trading day in 2011) was $15.00.
(3)	Represents the target award, valued as of December 31, 2011.
(4)

As to Mr. Johnson, represents the annualized value of his respective retiree medical benefits, which is provided until his death; as to Messrs. McGraw, Chapman, Hart, Waycaster and Ross, represents the annualized value of medical coverage provided during the COBRA continuation period. As to Mr. McGraw and Mr. Johnson, the amount in the “Disability” column represents the annualized benefit continuation payments due to them and the amount in the “Death” column represents the annualized benefit continuation payment due to their spouse upon their death under our pension plan because they have satisfied the retirement conditions under that plan.

(5)	Represents the death benefits provided under our executive term group life insurance plan.
(6)

Represents the preretirement death benefit provided under our Deferred Income Plan, but does not include deferred compensation account balances accrued after January 1, 2007, which are also payable in the event of death.

(7)

Represents the difference in the maximum annual benefit and the annual benefit in which Mr. Hart was vested as of December 31, 2011. The benefit is payable in 15 annual installments commencing at age 65 or death.

Equity Compensation Plan Information

The following table includes certain information about the Company’s equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information at December 31, 2011

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,158,000	$20.00	386,500
Equity compensation plans not approved by security holders(2)	170,776	10.40	0

Total	1,328,776	$18.75	386,500

(1)	As of December 31, 2011, there were two shareholder-approved equity compensation plans:

•

The first shareholder approved plan is the 2001 LTIP, which expired by its terms on October 8, 2011. On its expiration date, a total of 1,537,500 shares of common stock had been authorized for issuance under the plan. At December 31, 2011, options to acquire 1,181,534 shares were outstanding. No further grants or awards can be made under the 2001 LTIP.

•

At the 2011 annual meeting of shareholders held on April 9, 2011, our shareholders approved the 2011 LTIP. A total of 600,000 shares of common stock have been reserved for grant, award or issuance under the 2011 LTIP On January 17, 2012 the Board made its first awards under the 2011 LTIP, consisting of an award of a total of 41,500 shares of restricted stock and options to acquire 172,000 shares, leaving 386,500 shares remaining for issuance under the 2011 LTIP. Options outstanding under the 2011 LTIP have an exercise price of $14.96 with a remaining term of 10 years.

(2)	As of December 31, 2011, there were four equity compensation plans that were not approved by our shareholders:

•

In connection with the merger with Renasant Bancshares, Inc., we assumed the Renasant Bancshares, Inc. Stock Option Plan, under which options to purchase an aggregate of 1,675 shares of our common stock remain outstanding as of December 31, 2011; no additional options or other forms of equity incentives will be granted or awarded under the plan.

•

In connection with the merger with Heritage, we assumed the Heritage Financial Holding Corporation Incentive Stock Compensation Plan, under which options to purchase an aggregate of 13,200 shares of our common stock remained outstanding as of December 31, 2011; no additional options or other forms of equity incentives will be granted or awarded under the plan.

•

In connection with the merger with Capital, we assumed the Capital 2001 Stock Option Plan, under which options to purchase an aggregate of 155,901 shares of our common stock remained outstanding as of December 31, 2011; no additional options or other forms of equity incentives will be granted or awarded under the plan.

•

The DSU Plan is described in the CD&A section under the heading “How are perquisites and retirement plans integrated into our compensation program?”. An aggregate of 317,500 shares of common stock is authorized for issuance under the plan. Units representing an aggregate of 166,098 shares of our common stock have been credited to participant accounts.

(3)	The weighted average exercise price does not take into account awards under the Company’s deferred compensation plans.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2011. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the PCAOB in Rule 3200T. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 17 meetings during 2011.

In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee:

Frank B. Brooks, Chairman	Jill V. Deer
Marshall H. Dickerson	John T. Foy
Theodore S. Moll	Michael D. Shmerling

March 7, 2012

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Who are our independent registered public accountants?

The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2012 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.

What fees were paid to the independent registered public accountants in 2011 and 2010?

Fees related to services performed for us by HORNE LLP in fiscal years 2011 and 2010 are as follows:

	2011	2010
Audit Fees(1)	$641,325	$656,648
Audit-Related Fees(2)	31,648	18,500
Tax Fees	—	—
All Other Fees	—	—

Total	$672,973	$675,148

(1)

Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily included fees and expense associated with the audits of the financial statements of certain employee benefit plans and other required procedures.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2011 and 2010, none of the fees listed under Audit-Related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSALS

What are the voting procedures?

Shares represented by your proxy will be voted in accordance with your instructions at the annual meeting. If you return a paper proxy card signed but without any voting instructions, the proxy holders will vote your proxy as follows:

1.	“FOR” the election of nominees George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy, T. Michael Glenn, and Jack C. Johnson as Class 1 directors.

2.

“FOR” the approval of an amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan which permits our non-employee directors to receive grants and awards from the plan and authorizes an annual award of shares of our stock to these directors.

3.	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2012.

You are entitled to one vote for each share held.

Proposal No. 1 – Election of Six Class 1 Directors

The six Class 1 directors elected at our annual meeting will serve a three-year term, or until the 2015 annual meeting. The board has nominated for election as Class 1 directors:

•	George H. Booth, II
•	Frank B. Brooks
•	Albert J. Dale, III
•	John T. Foy
•	T. Michael Glenn
•	Jack C. Johnson

Each nominee presently serves as a member of our board, and biographical information about them is set forth above in the “Board of Directors” section under the question “How many directors serve on the board, and who are the current directors?” If for any reason one or more of the nominees is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the board.

Required Vote. Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Our board of directors unanimously recommends a vote “FOR” the election of each of the six nominees for Class 1 director to the board of directors.

Proposal No. 2 – Approval of an Amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan

On April 19, 2011, our shareholders approved the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, or the “2011 LTIP.” At its meeting on January 17, 2012, the board of directors approved an amendment to the 2011 LTIP, which provides that non-employee directors may receive grants and awards under the plan and authorizes an annual award of shares of our stock to these directors. The terms of the amendment are more fully summarized below; this summary is qualified in its entirety by the text of the amendment itself, which is attached as Appendix A. The remainder of this section describes the general terms and conditions of the 2011 LTIP.

What is the purpose of the 2011 LTIP?

As explained in the CD&A, we believe that a significant component of each officer’s compensation should be based upon the Company’s financial results, as reflected by increases in the price of our stock. We believe that this type of compensation directly aligns the interests of our executives with the interests of our shareholders. We use equity compensation, both options and restricted stock, to accomplish this purpose.

Why was the 2011 LTIP amended?

The board believes that the compensation we pay to our non-employee directors should also include equity compensation. Even though our non-employee directors own a significant number of shares of our common stock, increasing levels of stock ownership will further align their interests with those of our shareholders. Accordingly, in January, 2012, the board reduced the cash retainer payable to our non-employee directors and correspondingly provided for equity compensation.

Under the 2011 LTIP, as approved by our shareholders at last year’s annual meeting, non-employee directors were not eligible to receive grants and awards. Therefore, to provide equity compensation to our non-employee directors, the board adopted an amendment to the 2011 LTIP, attached as Appendix A hereto, subject to the approval of our shareholders.

The amendment provides that any non-employee director of Renasant may receive grants and awards under the plan. In addition, the amendment specifically authorizes an annual award of time-based restricted stock to our non-employee directors. If our shareholders approve the LTIP amendment at the upcoming annual meeting, this annual award is to be made as soon as practicable after our annual shareholders meeting, with the actual number of shares awarded equal to $10,000 divided by the per share fair market price of our common stock on the date immediately preceding the award date. The shares are subject to a one-year service vesting requirement during which the stock may not be sold, pledged or otherwise transferred or disposed of. If an Eligible Director dies, retires or becomes disabled before the completion of the service period, a prorated number of shares will vest and be delivered to the director (or his estate). Non-employee directors possess dividend and voting rights with respect to the shares during the vesting period. If the amendment to the 2011 LTIP had been in effect as of the 2011 annual meeting, each non-employee director would have been awarded 626 shares of our common stock (with a value of $9,390 at December 31, 2011), and the cash retainer payable to our non-employee directors for 2011 would have been reduced by $7,500.

Under the terms of the amendment, the board possesses discretion to modify the terms of the annual award or to make other grants and awards under the 2011 LTIP.

How is the 2011 LTIP administered?

Compensation Committee. The 2011 LTIP is ordinarily administered by the compensation committee. Under the terms of the 2011 LTIP, the committee possesses the discretion to:

•	Designate employees who will receive grants and awards, referred to as “participants”;
•	Make individual grants and awards and determine the specific terms and conditions thereof, subject to the limitations contained in the plan;
•	Construe and interpret the terms of the plan and its related forms and documents and resolve disputes arising under the plan;
•	Delegate to the officers and employees of the Company the power to take administrative and other ministerial actions with respect to the plan; and
•	Take any other actions or make any other determinations it deems necessary or appropriate to administer the plan.

Our full board of directors possesses the authority to act in lieu of the committee as to any matter with respect to which the committee is authorized to take action. Actions taken by the committee may also be subject to ratification or approval by our board.

Participation. Employees of the Company and our affiliates are eligible to receive grants and awards under the 2011 LTIP when designated by the committee. For this purpose, an “affiliate” is an entity with respect to which the Company owns, directly or indirectly, at least 50% of the combined voting power, such as the Bank. If the amendment to the 2011 LTIP is approved, non-employee directors will also be eligible to receive grants and awards under the 2011 LTIP.

How many shares of common stock will be available under the 2011 LTIP?

Shares. A maximum of 600,000 shares of our common stock have been reserved for grant, award or issuance under the 2011 LTIP. The amendment does not increase the number of shares reserved. The source of the reserved shares may be authorized but unissued shares, treasury shares or shares acquired on the open market or by private purchase.

The number of shares of common stock available for grant, award or issuance under the 2011 LTIP will be reduced when grants and awards are made or when common stock is issued under the plan. The number of available shares will increase:

•	By the number of shares of common stock covered by grants and awards that expire, are forfeited, lapse or are otherwise cancelled; and
•

By the number of shares of common stock tendered to, or withheld or “netted” by, us in satisfaction of the exercise price of an option or in satisfaction of a participant’s tax withholding obligations.

Other Adjustments. In the event of a merger, consolidation or reorganization of the Company with an unrelated entity, the number and type of shares then subject to the 2011 LTIP will be replaced by the number and kind of stock or other equity securities the holders of our common stock receive in such transaction. In the event of a stock split, recapitalization or other change in our equity securities for which we do not receive consideration, the plan also provides for adjustments to the number of available shares and the terms of individual grants and awards to the extent necessary to prevent dilution or enlargement.

What type of equity compensation may be granted or awarded under the 2011 LTIP?

The 2011 LTIP provides for two forms of equity compensation, called “incentives”: options and restricted stock.

Options. An option is the right to purchase a fixed number of shares of our common stock at a designated price. The 2011 LTIP provides for the grant of two types of options: non-qualified options and incentive stock options, or ISOs. ISOs are subject to a favorable tax treatment, described below; non-qualified options are taxed more conventionally as compensation.

When it grants options, the compensation committee designates the officers or employees (and, if the amendment is approved, non-employee directors) who will receive the options, the number of options granted and the time or times at which the options will be exercisable, usually based upon a service vesting schedule. The committee also determines whether options granted to employees will be non-qualified options or ISOs; non-employee directors are not eligible to receive ISOs. Regardless of the type of options the committee decides to grant:

•

The exercise price cannot be less than fair market value on the grant date. For this purpose, fair market value is the closing sales price of a share of our common stock as quoted on The NASDAQ Global Select Market on the date of grant; and

•	No option can have a term in excess of ten years, measured from the date of grant.

ISOs. If the committee designates an option as an ISO, several additional limitations apply:

•	An ISO cannot be granted if the aggregate fair market value of the options first exercisable in any calendar year exceeds $100,000; and
•

An employee who owns more than 10% of the voting power of our common stock cannot be granted an ISO, unless the exercise price is at least 110% of fair market value and the term is not more than five years.

Restricted Stock. Restricted stock is common stock issued in the name of a participant, subject to forfeiture restrictions and limitations on transfer for a specified period, called a “forfeiture period”:

•

Forfeiture restrictions are used to determine the number of shares of common stock actually vested and awarded at the end of the forfeiture period. Usually, the restrictions involve both service vesting and the attainment of performance goals. Shares of restricted stock provisionally awarded at the beginning of the forfeiture period at a “target” level are subject to increase or decrease at the end of the period based upon service and performance.

•

Limitations on transfer prohibit the sale, assignment, pledge, transfer, mortgage or other disposition of the shares during the forfeiture period. These limits are imposed to ensure that the forfeiture restrictions and performance requirements are enforceable.

Limitations on Grants and Awards: Our 2011 LTIP limits the committee’s authority to make grants and awards of incentives under the plan:

•	The maximum number of shares of our common stock that may be covered by options granted to an individual during any calendar year cannot exceed 150,000 shares;
•	The maximum number of shares of our common stock that may be awarded in the form of restricted stock to an individual during any calendar year cannot exceed 75,000 shares; and
•	The aggregate number of shares of our common stock that may be covered by options granted in the form of ISOs is 400,000 shares.

What types of service vesting requirements and performance goals are usually imposed by the committee?

Service Vesting. Service vesting requires that a participant remain employed (or, if the amendment is approved, remain as a director) for a specified period between the date an incentive is granted or awarded and the end of a specified period. All incentives are usually subject to service vesting. In the case of restricted stock, the 2011 LTIP specifies that the service vesting period cannot be less than one year. In the case of options, the committee possesses the discretion to determine the vesting period each time it makes a grant.

Performance Goals. When awarded to our executive officers, restricted stock is usually subject to the attainment of performance goals, in addition to service vesting. The degree to which performance goals are attained during a specified period, called a “performance cycle,” is used to determine the number of shares of common stock that are finally awarded at the end of the cycle. For example, at the beginning of a performance cycle the committee may award a “target” number of shares; at the end of the cycle, the target may be increased, reduced or entirely forfeited to reflect actual performance during the cycle.

The committee determines the applicable performance goals at the beginning of the performance cycle. While the committee possesses considerable discretion to set the goals, the goals must relate to one or more of the following criteria, which are specified in the plan:

•	The Company’s earnings per share, whether or not calculated on a fully diluted basis;
•	The Company’s earnings before interest, taxes or other adjustments, including adjustments for extraordinary or non-recurring items;
•	The Company’s return on equity, return on investment, return on invested capital or return on assets;
•	Appreciation in the price of our common stock, whether with or without consideration of reinvested dividends;
•	As to the Company or the Bank, net profit margin or increase in income, whether net income, net interest income or otherwise;
•	As to the Company, an affiliate, or any region, unit, division or profit center of the Company or an affiliate, growth in income or revenue, whether net or gross, or growth in market share;
•

As to the Bank or any region, unit, division or profit center thereof, credit quality, net charge-offs, the ratio of nonperforming assets to total assets or loan loss allowances as a percentage of nonperforming assets, growth in loans or deposits or change in capital ratios; and

•	Mergers, acquisitions, sales of assets of affiliates or business units or the development of business units or lines of business or the implementation of other items included in our strategic plan.

The objectives may relate to the absolute performance of the Company, the Bank or other affiliates or the performance of the Company or the Bank or an affiliate may be compared to a designated peer group or to an index.

Separation From Service. If a participant separates from service on account of cause before the end of a service vesting period or a performance cycle, the 2011 LTIP provides that all unexercised options will be forfeited, whether or not then vested, and shares of restricted stock then subject to forfeiture restrictions or performance goals will be forfeited and cancelled by the Company. Otherwise:

•

Options vested and exercisable at the time of separation will remain exercisable during the one-year period following a participant’s death or disability, during the three-year period following a participant’s retirement or otherwise during the 30-day period following separation.

•

The number of shares of restricted stock held at the time of a separation from service on account of retirement, death, disability or involuntary separation from service other than on account of cause, will be subject to adjustment at the end of a performance cycle or forfeiture period based upon performance; the adjusted award will then be prorated to reflect the participant’s actual period of service during the cycle or period.

The committee may adopt different rules with respect to a specific grant or award, whether at the time the grant or award is made or when a participant’s separation from service occurs.

The 2011 LTIP incorporates a definition of the term “cause” substantially identical to that included in Mr. McGraw’s employment agreement, which is described in the “Potential Payments Upon Termination or Change in Control” section above. The term “retirement” is defined in the plan as a separation from service, other than on account of cause, after a participant has attained age 55 and completed ten years of service.

Do we receive consideration when options are exercised or restricted stock vests?

When options are exercised, we receive the exercise price, which can be paid in cash, by the tender to us of previously-acquired common stock, by the withholding of shares of common stock otherwise issuable on account of the exercise or by means of a “broker assisted” cashless exercise. If common stock is tendered or withheld to satisfy the exercise price, it will be valued at its fair market value on the exercise date. To date, we have never required the payment of any consideration in connection with the award or vesting of restricted stock. Specifically, our non-employee directors will not pay any consideration for the annual award of restricted stock authorized by the LTIP amendment to be voted on at our annual meeting.

Does the 2011 LTIP provide benefits if a change in control occurs?

The definition of the term “change in control” included in the 2011 LTIP is substantially identical to the definition included in our employment agreement with Mr. McGraw and in our individual change in control agreements, as described in the “Potential Payments Upon Termination or Change in Control” section above. Our 2011 LTIP provides that, unless the committee otherwise provides at the time of grant or award, upon the consummation of a change in control:

•	Options not then exercisable will be deemed vested and exercisable until they would otherwise expire; and
•

Transfer restrictions then imposed on restricted stock will be deemed lapsed and the shares delivered free of restriction; this may involve the acceleration of service vesting and/or the deemed satisfaction of applicable performance goals at the target level.

What other limitations apply to incentives granted or awarded under the 2011 LTIP?

Transferability. Incentives are not subject to transfer, assignment, pledge, alienation or other form of encumbrance, except in the event of death.

Shareholder Rights. Before an option is exercised, a participant has no shareholder rights with respect to the shares of our common stock covered by the option. When restricted stock is issued at the beginning of the forfeiture period, a participant ordinarily possesses shareholder rights with respect to such shares and can vote the shares and receive dividends as and when declared by our board.

Term. No grants or awards can be made under the 2011 LTIP after the tenth anniversary of the date on which the plan is approved by the Company’s shareholders. The plan will thereafter remain in effect until all incentives have been satisfied, terminated, expired or cancelled.

Amendment. Our board of directors possesses the authority to amend, modify or suspend the 2011 LTIP, provided that shareholder approval must be obtained as a condition of such amendment, modification or suspension if required under applicable federal or state law or the rules of any exchange or listing organization on which our common stock is then traded or quoted. The plan also provides that the consent of our shareholders is required to amend any option to reduce its exercise price or to cancel and exchange an outstanding option for cash, other incentives or for new options with a lesser exercise price, each of which is considered a form of “repricing.”

Subject to the limitations described above, the committee can amend an individual grant or award to the extent it deems necessary or advisable, except that the consent of each affected participant is required if the amendment materially impairs the participant’s grant or award.

Clawback. Our 2011 LTIP includes a recovery or “clawback” provision that applies to any grant or award made subject to the attainment of performance goals. In the event we are required to restate our financial statements or other financial measures, we possess the authority to reduce, forfeit, recover or clawback all or any portion of an incentive that was awarded based upon the statements or measures, whether or not the incentive is then vested or otherwise free of forfeiture restrictions. The committee possesses the authority to limit any clawback to our executive and accounting officers and to the portion of the incentives granted, awarded or vested in excess of the amount that would have been granted, awarded or vested based upon the restated results.

What is performance-based compensation?

Under Section 162(m) of the Code, the Company may not deduct compensation paid to our chief executive and four other most highly compensated officers in excess of $1 million in any year. The value of options and restricted stock is included in the calculation of the limit, unless the incentives are structured as “performance-based” compensation. When it makes a grant or award, the committee determines whether to structure an incentive in a manner that will satisfy all applicable requirements and constitute performance-based compensation.

What are the federal income tax consequences of participation?

The following is a summary of the federal income tax consequences of incentives granted or awarded under the 2011 LTIP; it does not summarize the state tax or foreign tax consequences of any incentive. This summary is based upon authority in effect as of the date of this proxy statement, which is subject to change, and it should not be relied upon as a comprehensive discussion of the taxation of incentives granted or awarded under the plan.

Options. No taxable income is recognized by a participant when a non-qualified option is granted, and we do not receive a deduction. When a non-qualified option is exercised, a participant recognizes taxable income in an amount equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price, called “spread,” and we are entitled to a deduction in a corresponding amount. The sale of common stock acquired on the exercise of a non-qualified option will result in long-term or short-term capital gain or loss to the participant, depending upon the holding period of the stock.

Incentive Stock Options. Like non-qualified options, no taxable income is recognized by a participant when an ISO is granted, and we do not receive a deduction. When a participant exercises an ISO, no taxable income is recognized, and we do not receive a deduction. The spread, however, is treated as a preference item for the purposes of the alternative minimum tax (“AMT”).

When a participant disposes of common stock acquired on the exercise of an ISO, any gain will be treated as capital gain, provided that the disposition is made more than two years after the grant date and one year after the option exercise date. If a participant disposes of the acquired shares before the holding periods are satisfied, the difference between the exercise price and the fair market value of the disposed shares on the date of disposition is includible in taxable income, and we are then entitled to a corresponding deduction.

Restricted Stock. There are no income tax consequences when restricted stock is awarded to a participant. When the shares become transferable, a participant recognizes ordinary income in an amount equal to the fair market value of the shares, and we are entitled to a deduction in the same amount. A participant may make an election under Section 83(b) of the Code to accelerate the taxation of the shares. If the election is made, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the date of award, and we will then be entitled to a corresponding deduction. When the stock later becomes non-forfeitable and transferable, no tax event is deemed to occur. Any gain or loss realized on the sale of the stock will be short-term or long-term capital gain or loss to the participant depending upon the holding period of the stock.

Withholding and Employment Taxes. With respect to our employees, amounts treated as ordinary income with respect to an incentive are “wages” that are subject to withholding for income and employment taxes. An employee may elect to satisfy his or her withholding obligation by directing us to withhold from an issuance of common stock the number of shares with a fair market value not in excess of the withholding obligation. For this purpose, the withholding obligation is calculated as the sum of the federal rate applicable to supplemental wage payments, the applicable employment tax rate, and the maximum state income tax rate.

Our non-employee directors are treated as our independent contractors for tax purposes. When their shares of restricted stock vest, the fair market value of the shares will be treated as earnings from self-employment, and the value will be reported by us on IRS Form 1099. We do not withhold and remit taxes with respect to self-employment earnings.

What is the vote required to approve the amendment to the 2011 LTIP?

The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the approval of the 2011 Long-Term Incentive Compensation Plan.

The board of directors has unanimously recommends a vote “FOR” the approval of the amendment to the

Renasant Corporation 2011 Long-Term Incentive Compensation Plan.

Proposal No. 3 – Ratification of the Appointment of HORNE LLP as our Independent Registered Public Accountants for 2012.

We are asking our shareholders to ratify the selection of HORNE LLP as our independent registered public accountants for 2012. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain, and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for ratification by shareholders as a matter of good corporate practice.

Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

Our board of directors unanimously recommends a vote “FOR” the ratification of

HORNE LLP as our independent register public accountants for 2012.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Proposals for Inclusion in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2013 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2013 annual meeting is held within 30 days of April 24, 2013, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 8, 2012, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2013 Annual Meeting

For any shareholder proposal to be presented in connection with the 2013 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our Bylaws, based upon the meeting date of April 24, 2012 for the 2012 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2013 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 26, 2012 and not later than the close of business on January 24, 2013.

The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.

OTHER MATTERS

As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. Requests should be mailed to John S. Oxford, Vice President and Director of External Affairs, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our Internet website, www.renasant.com.

By Order of the Board of Directors

E. Robinson McGraw
Chairman of the Board,
President and Chief Executive Officer

Appendix A

RENASANT CORPORATION

AMENDMENT TO 2011 LONG-TERM INCENTIVE COMPENSATION PLAN

(Director Participation)

Whereas, Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi with its principal place of business in Tupelo, Mississippi (the “Company”), sponsors and maintains the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, which plan provides for the grant or award of incentives related to shares of the Company’s common stock, $5.00 par value per share (the “Plan”);

Whereas, the Board of Directors of the Company has determined that non-employee members of the board should afforded the opportunity to participate therein, subject to certain limitations;

Whereas, pursuant to Section 9.1 of the Plan, the Board of Directors now possesses the authority to amend the Plan, subject to shareholder approval as provided therein;

Now, Therefore, the following Section 10 shall be added to the Plan to read in its entirety as follows:

SECTION 10

PARTICIPATION BY NON-EMPLOYEE DIRECTORS

10.1 Construction and Effective Date. This Section 10 is intended to form a part of the 2011 Long-Term Incentive Compensation Plan (the “Plan”) and to be effective upon its approval by a majority of the shareholders of the Company as contemplated in Section 9.1 thereof. To the extent the terms of this Section 10 are inconsistent with the terms of the Plan, the terms of this Section 10 shall govern. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

10.2 Definition. The term “Eligible Director” means a non-employee director of the Company.

10.3 Award of Restricted Stock. Unless otherwise provided by the Board, each Eligible Director shall receive an annual award of Restricted Stock, subject to the terms and conditions set forth below:

a.	The number of shares of Common Stock awarded hereunder shall equal the quotient of (i) $10,000, divided by (ii) the per share Fair Market Value of Common Stock as of the Award Date (as defined below).

b.	Awards hereunder shall be made annually, as soon as practicable after the annual meeting of the Company’s shareholders (the “Award Date”).

c.

Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether voluntarily or involuntarily, during the one-year period following the Award Date (the “Restrictions”) (the “Restriction Period”).

d.

At the end of each Restriction Period, Common Stock awarded hereunder shall be delivered to each Eligible Director free of Restrictions, provided that he or she is then a member of the Board. If an Eligible Director has ceased to serve as of the end of any Restriction Period, Common Stock awarded hereunder shall be forfeited by such Director and cancelled by the Company.

e.

Notwithstanding the provisions of subsection d hereof, if an Eligible Director dies, becomes Disabled or Retires from the Board during a Restriction Period, at the end of such period Common Stock awarded hereunder shall be delivered to such Eligible Director, but the number of shares prorated to reflect the number of days served during such period.

f.

Common Stock awarded hereunder, in the discretion of the Company, may be issued in book entry form or may be certificated subject to legend or may be certificated and held by the Company pending the lapse of the Restriction Period.

g.	The provisions of Section 7.3 of the Plan shall apply during any Restriction Period hereunder.

10.5 Other Grants and Awards. Nothing contained herein shall be construed to limit the grants and awards that may be made to Eligible Directors hereunder; provided that the terms of any such grant or award shall be fixed and approved by the Board.

This Amendment was adopted by the Board of Directors of Renasant Corporation on January 17, 2012, to be effective as provided herein.

RENASANT CORPORATION

Appendix A – Page 1

REVOCABLE PROXY

RENASANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2012

1:30 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The person(s) signing this proxy card hereby appoint William M. Beasley, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel and Michael D. Shmerling, and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 24, 2012 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) “FOR” THE APPROVAL OF THE AMENDMENT TO THE RENASANT CORPORATION 2011 LONG-TERM INCENTIVE COMPENSATION PLAN WHICH PERMITS NON-EMPLOYEE DIRECTORS TO RECEIVE GRANTS AND AWARDS FROM THE PLAN AND AUTHORIZES AN ANNUAL AWARD OF SHARES OF RENASANT CORPORATION STOCK TO SUCH DIRECTORS, AND (C) “FOR” THE RATIFICATION OF HORNE, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) TO APPROVE THE AMENDMENT TO THE RENASANT CORPORATION 2011 LONG-TERM INCENTIVE COMPENSATION PLAN WHICH PERMITS NON-EMPLOYEE DIRECTORS TO RECEIVE GRANTS AND AWARDS FROM THE PLAN AND AUTHORIZES AN ANNUAL AWARD OF SHARES OF RENASANT CORPORATION STOCK TO SUCH DIRECTORS, AND (C) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

RENASANT CORPORATION

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on April 24, 2012:

Renasant’s 2012 proxy statement and its Annual Report on Form 10-K for the year ended

December 31, 2011 are available at http://www.cfpproxy.com/5439.

You can consent to receive all future Renasant Corporation proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY RENASANT CORPORATION	Annual Meeting of Shareholders April 24, 2012

1.	To elect six Class 1 directors for a three-year term expiring in 2015:			For	Withhold All	For All Except

	(1)	George H. Booth, II
	(2)	Frank B. Brooks
	(3)	Albert J. Dale, III
	(4)	John T. Foy
	(5)	T. Michael Glenn
	(6)	Jack C. Johnson

INSTRUCTIONS: To withhold authority to vote for any individual nominee in this Proposal, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.

2.

To approve the amendment to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan which permits non- employee directors to receive grants and awards from the plan and authorizes an annual award of shares of Renasant Corporation stock to such directors.

				For	Against	Abstain

3.	To ratify the appointment of Horne, LLP as our independent registered public accountants for 2012.			For	Against	Abstain

4.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2, AND 3.

Mark here if you plan to attend the meeting

Please be sure to date and sign this proxy card in the box below.

Sign above	Date

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.